As filed with the Commission on November 30, 1999 File No. 333-84845

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               iLINK TELECOM, INC.
                 (Name of small business issuer in its charter)
-------------------------------------------------------------------------------
   Nevada                                3661                       98-0207906
-------------------------------- --------------------------- ------------------
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)     Classification Code)      Identification No.)
-------------------------------- --------------------------- -------------------

                1177 West Hastings Street, Suite 1910, Vancouver,
                      British Columbia V6E 2K3 (Address and
                     telephone number of principal executive
                                    offices)

                1177 West Hastings Street, Suite 1910, Vancouver,
              British Columbia V6E 2K3 (Address of principal place of business or intended principal place of business)

                      Amar Bahadoorsingh, President and CEO
                               iLink Telecom, Inc.
                            1177 West Hastings Street
                                   Suite 1910
                       Vancouver, British Columbia V6E 2K3
                                  604-717-1110
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Daniel B. Eng, Esq.
                               Roger D. Linn, Esq.
                           Bartel Eng Linn & Schroder
                          300 Capitol Mall, Suite 1100
                          Sacramento, California 95814
                             Telephone: 916-442-0400

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following blocks and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE


                                                                                       Proposed
                                                               Proposed maximum        maximum
Title of each class of                       Amount to be     offering price per      aggregate         Amount of
securities to be registered                  registered            share           offering price    registration fee
--------------------------------------------------------------------------------------------------------------------------

Common Stock to be offered for resale by                                                                  $81.00   (2)
Selling Stockholders                           168,925           $ 2.00   (1)          $337,850           $13.00
--------------------------------------------------------------------------------------------------------------------------
Total                                          168,925           $ 2.00                $337,850           $94.00
--------------------------------------------------------------------------------------------------------------------------


(1) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee.

(2)  Filing Fee previously paid.

         The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                                 Subject to Completion
                                                             November 30, 1999


                               iLINK TELECOM, INC.

                                  COMMON STOCK

                                ----------------


         Two stockholders of iLink Telecom, Inc. are offering up to 168,925 shares of iLink's Common Stock for resale. One of the Selling Stockholders is ABDE Holdings, Ltd. which is an entity owned and controlled by Amar Bahadoorsingh, the President of iLink. The other Selling Stockholder is Century Capital Management Ltd. which owns approximately 6% of the outstanding common stock of iLink Telecom, Inc. The Selling Stockholders will be reselling shares of Common Stock which they currently own.

         We will not receive any proceeds from the resale of shares of Common Stock by the Selling Stockholders. We will pay for expenses of this offering.

         iLink's Common Stock is listed in the NASD "pink sheets" under the symbol "ILTE." On November 15, 1999, the quotation for one share of Common Stock was $1.13. We do not have any securities that are currently traded on any exchange or quotation system. The Selling Stockholders will attempt to sell the shares being offered in this Prospectus at the best market price obtainable.

         All dollar amounts refer to US dollars unless otherwise indicated.


                        --------------------------------

         Our business is subject to many risks and an investment in our Common Stock will also involve significant risks. You should carefully consider the various Risk Factors described beginning on page 5 before investing in the Common Stock.

         Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        --------------------------------




The date of this Prospectus is November __, 1999.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY................................................................................................3

RISK FACTORS......................................................................................................5

THE OFFERING.....................................................................................................11

USE OF PROCEEDS..................................................................................................11

PRICE RANGE OF COMMON STOCK......................................................................................11

DILUTION ........................................................................................................13

DIVIDEND POLICY..................................................................................................13

MANAGEMENT'S DISCUSSION AND ANALYSIS
AND PLAN OF OPERATIONS...........................................................................................13

BUSINESS ........................................................................................................16

PROPERTY ........................................................................................................23

MANAGEMENT.......................................................................................................23

EXECUTIVE COMPENSATION...........................................................................................25

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT.................................................................................27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................28

PLAN OF DISTRIBUTION.............................................................................................30

SELLING STOCKHOLDERS.............................................................................................31

DESCRIPTION OF CAPITAL STOCK.....................................................................................31

LEGAL PROCEEDINGS................................................................................................32

LEGAL MATTERS....................................................................................................32

EXPERTS  ........................................................................................................32

AVAILABLE INFORMATION............................................................................................32

FINANCIAL STATEMENTS AND SCHEDULES...............................................................................33


                               PROSPECTUS SUMMARY

         This summary is intended to highlight information contained elsewhere in this Prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read the entire Prospectus, including the documents and information incorporated by reference into it. This Prospectus contains forward-looking statements that are subject to risks and uncertainties, including those risk factors discussed elsewhere in this Prospectus.

Our Business

         We are engaged in the business of providing customized telecommunications switching solutions. We are developing prepaid calling card products for retail and wholesale markets through voice over the Internet and we are also in the process of applying for a personal communications system license which, if granted, will give us the right to provide wireless communications in Trinidad and Tobago. At present we are a development stage company in the process of establishing our business. We began to realize revenues in March 1999 as a result of services provided at our switching facility.

         We currently have a service agreement with BCT.Telus Communications Inc., Canada's third largest telephone utility, where they are routing their long-distance calling card traffic through our switching platform in Calgary, Alberta. We have recently entered into a second service agreement with Vir-Tec TeleServices Inc. to provide similar services for their calling card traffic. Our switching platform provides interactive voice response to the user so that calls may be handled without incurring labor costs. We are in the process of manufacturing, distributing and marketing our own pre-paid calling cards in Canada and the United States. These cards will allow purchasers to place long distance telephone calls on the iLink Network through our switching platforms located in Calgary, Alberta and our future facilities planned in Vancouver, British Columbia, and New York, New York. Our first pre-paid calling cards are expected to go on sale by the end of 1999. Our Calgary switching platform has a current capacity of 69,032 minutes per day and we intend to expand this capacity concurrent with increased demand.

         We plan to expand our business to include "voice-over-Internet-protocol" communications or "VoIP" which would allow for long distance communication via the Internet. The VoIP divides the raw data derived from conversations into discrete packets of information known as "syllables." Each syllable has a unique identifier and destination address which routes this data through the Internet to the destination address where it is converted back into real audio. Because most Internet calls are local, there would be no long distance charges so the user of VoIP would be able to realize significant cost savings. The VoIP system would be integrated with our pre-paid call processing system to present the user with a seamless end product. We expect to commence marketing this VoIP service in June of 2000 with planned service initiation and commencement of revenues in September 2000.

         We have applied for a digital wireless phone license in Trinidad and Tobago. We have retained the services of Industar Digital PCS of Milwaukee, Wisconsin to aid in the preparation and processing of the application to the governments of Trinidad and Tobago. Our application was filed on June 30, 1999 in a timely manner, and we are at present awaiting the government's response to the application. Due to recent legal action commenced by a late applicant, the response to all applications is expected to be delayed. There is no assurance that our application will be approved.

         iLink is a Nevada corporation with its business offices located at 1177 West Hastings Street, Suite 1910, Vancouver, British Columbia V6E 2K3. Its telephone number is (604) 717-1110. We also have offices located at #304, 320 23rd Avenue, Calgary Alberta T2S 0J2 and One Sansome Street, Suite 2000, San Francisco, California 94104. iLink has two wholly-owned subsidiaries, iLink Telecom (B.C.), Inc. and iLink Telecom (BVI) Inc. both of which maintain their business offices at our corporate offices in Vancouver.

Summary Of Risk Factors

         An investment in iLink's Common Stock involves a number of risks which should be carefully considered and evaluated. These risks would include:

     o The fact that iLink is a development stage company and has generated no significant operating revenues; that the operating revenues are dependent on one customer; and to date the revenues have not been sufficient to cover expenses; and

     o The technological challenges involved in developing new communication systems using IVR technology, VoIP technology and PCS technology; and

     o The need to raise a significant amount of capital for the following purposes:

          o to expand our IVR switching systems (estimated at over $1.5 million);

          o To design and implement a VoIP system (estimated at over $2 million); and

          o To build a PCS System in Trinidad and Tobago (estimated at over $48 million if awarded the PCS license).

         For a more complete discussion of risk factors relevant to an investment in our Common Stock see the "Risk Factors" section.

The Offering

         The Selling Stockholders are registering for resale 168,925 shares of iLink's Common Stock which they currently own.

Summary Consolidated Financial Data

         The summarized consolidated financial data presented below should be read in conjunction with the more detailed financial statements of iLink and notes thereto which are included elsewhere in this Prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations."


                                           For the six                                For the year           For the period from
                                          months ended          For the six               ended            December 10, 1997 (date
                                            August 31,           months ended          February 28,           of Incorporation) to
                                               1999            August 31, 1998             1999                 August 31, 1999
------------------------------------------------------------------------------------------------------------------------------------

Revenue                                        14,427    $        -0-               $           -              $   14,427
------------------------------------------------------------------------------------------------------------------------------------
Loss from operations                         (573,362)            -0-                     (18,314)               (597,076)
------------------------------------------------------------------------------------------------------------------------------------
Net Loss Attributable to                     (621,362)            -0-                     (18,314)               (645,076)
Common Stockholders
------------------------------------------------------------------------------------------------------------------------------------
Loss per Share                                  (0.21)            -0-                       (0.01)                  (0.22)
------------------------------------------------------------------------------------------------------------------------------------
Working Capital (Deficit)                     (91,950)            274                     (27,139)                (91,950)
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                                   215,641            274                     154,000                 215,641
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
(Deficit)                                      83,614             274                     126,861                  83,614



                                  RISK FACTORS

         An investment in iLink's Common Stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in evaluating iLink and its proposed business before purchasing shares.

iLink is a Development Stage Company with Limited Operating History Which Makes Future Performance Very Difficult to Predict.

         We are a development stage company which is primarily involved in the development of our IVR, VoIP and PCS Systems. As a development stage company, we have just begun offering our telecommunications services, and as a result, we do not have an established track record in any of these service areas.

         Our ability to provide commercial telecommunications service and to eventually generate operating revenue will depend on our ability to, among other things:

          o Successfully expand our pre-paid calling card and IVR platform agreements to increase the number of minutes utilized;

          o Develop, implement and successfully market an operative VoIP system; and

          o Obtain a PCS license as well as the necessary financing to implement a PCS system in Trinidad and Tobago.

Given our limited operating history and lack of revenues, there can be no assurance that we will be able to achieve any of these goals and develop a sufficiently large customer base to be profitable.

Lack of Established Revenue Stream will Result in Anticipated Operating Losses.

         As of August 31, 1999 iLink has received $14,427 in revenues from its IVR services provided at the Calgary switching facility. iLink had an operating loss of $573,362 during the 6 months ending August 31, 1999. We do not anticipate any significant revenues until the latter part of the current fiscal year. As of February 28, 1999, iLink had not earned any revenues since formation. iLink had an operating loss of $18, 314 for the year ended February 28, 1999. We expect to incur substantial and increasing operating losses and negative net cash flow until our businesses are developed, deployed and operating in a profitable manner.

iLink Will Need Substantial Capital in the Future to Fund its Business Growth. Due to Limited Revenues, this Capital Will Have to Be Obtained from Outside Sources Which May Not Be Available and Could Have a Dilutive Effect on Stockholder's Ownership.

         We estimate that we will incur in excess of $51.5 million in capital expenditures relating to the development and operating costs in expanding our IVR system and building and deploying VoIP and PCS systems. Given the risks in undertakings of this nature, there can be no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital will be required in the event that:

          o We incur unexpected costs in completing the system design or encounter any unexpected technical or regulatory difficulties;

          o We incur delays and additional expenses as the result of technology failure;

          o We are unable to enter into marketing agreements with third parties; or

          o    We incur any significant unanticipated expenses.

         The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

         We will depend almost exclusively on outside capital to pay for the IVR, VoIP and PCS system expansion and development, including the sale of additional stock and commercial borrowing. There can be no assurance that capital will be available to us to meet these development costs or, if the capital is available, it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

         If we are unable to obtain financing in the amounts and at the terms necessary, our business and future success will be adversely affected.

A Large Portion of iLink's Assets Are Intangible Assets Which May Have Little Liquidation Value if iLink Were Unsuccessful.

         As of August 31, 1999, approximately 53% of our assets consisted of Goodwill, which is an intangible asset. In case of a liquidation such intangible assets would have very little if any realizable value.

         Also, this Goodwill is to be amortized over a relatively short period of time (3 years). This will result in larger deductions against iLink's earnings over the 3 year period.

Rapid Technological Changes in the Telecommunications Industry Could Render Some Services Obsolete or Non-Competitive.

         The design, construction and operation of the IVR, VoIP and PCS systems are exposed to risks associated in developing a sophisticated communications systems. Although we believe that our existing and proposed systems are based on established technology, certain aspects of our technology have not been used in commercial applications. Although we will engage contractors who are experienced in the communications industry, we have little experience in developing, constructing, and operating communications systems. The failure of our systems to function as designed, or the failure of system components to function with other components or to specification could result in delays, unanticipated costs, and loss of system performance, thereby rendering our systems unable to perform at the quality and capacity levels anticipated.

         In addition, future advances in the telecommunications industry could lead to new technologies, products or services competitive with the products or services to be provided by us. Those technological advances could also lower the costs of other products or services that may compete with our systems, resulting in pricing pressures on our products and services, which could adversely affect our results of operations.

Lack of Patent and Copyright Protections for iLink's Technologies Could Result in Duplication by Competitors.

         Our IVR System technology is not protected by any patents or copyrights. Our business is based on the utilization of existing available telecommunications technologies. Consequently, other competitors could copy our systems and services except in those cases where (like Trinidad and Tobago) an exclusive government license is granted.

         Furthermore, iLink is exposed to potential claims of wrongful use by the holders of proprietary rights in various telecommunications systems. Although iLink does not believe it is currently utilizing any protected technology, there is no assurance that its current or future services will not be the subject of an infringement action in the future.

Unscheduled Delays in Establishing New Switching Facilities or Introducing New Services Could Result in Lost or Delayed Revenues.

         Delays and related increases in costs in the expansion of the IVR system or the construction and implementation of the VoIP and PCS systems could result from a variety of causes, including:

          o delays encountered in the construction, integration and testing of these systems;

          o delays caused by design reviews or other events beyond our control;

          o    further  modification  of the design of all or a portion of these
               systems  as  a  result  of,   among   other   things,   technical
               difficulties or changes in regulatory requirements;

          o the failure of iLink to obtain a PCS license in Trinidad and Tobago or to enter into agreements with technology providers and with marketing providers at the times or on the terms expected; and

          o the failure to develop or acquire effective applications for use with the IVR, VoIP and PCS systems.

         There can be no assurance that these systems will be available on a timely basis, or at all, or that implementation of these systems will occur. A significant delay in the completion of these systems could erode our competitive position, could result in cancellation of iLink's PCS license (in the event that the license is obtained), and could have a material adverse effect on our financial condition and results of operations.

iLink Relies on Vendors, Consultants and "Leased Employees" Who Are Not Under the Control of iLink.

         We have relied on and will continue to rely on vendors, consultants and leased employees who are not employees of iLink or our affiliates, to expand our IVR system and to design, construct and implement the VoIP and PCS systems, to operate our switching facilities, to market our services and for representation on regulatory issues. Other than as disclosed herein, we have no long-term contractual relationship with these vendors and consultants. While we believe that vendors and consultants will continue to provide the expertise necessary to complete the design and construction of our proposed systems, there can be no assurance that the vendors and consultants will be available in the future, and if available, will be available on terms deemed acceptable to us.

         In addition, we rely and will continue to rely on outside parties to manufacture parts and equipment for the IVR, VoIP and PCS systems such as Telephony Experts, Dialogic, Hughes Networks, Nortel, and Cisco Systems. No assurances can be given that these manufacturers will be able to meet our needs in a satisfactory and timely manner or that we will be able to obtain additional manufacturers when and if necessary. A significant price increase, a quality control problem, an interruption in supply or other difficulties with third party manufacturers could have a material adverse effect on our plan of business. Further, the failure of third parties to deliver the requisite products, components, necessary parts or equipment on schedule, or the failure of third parties to perform at expected levels, could delay our deployment of the IVR, VoIP and PCS systems. Any such delay or increased costs could have a material adverse effect on our business.

iLink Needs to Manage its Business and Management Growth in Order to Realize Profitability; iLink Needs to Provide Reliable Performance of Systems in Order to Maintain Customers.

         We expect to experience significant and rapid growth in the scope and complexity of the industries in which we are involved as we proceed with the development of the IVR, VoIP and PCS systems. If we are unable to effectively manage this rapid growth, we may not achieve profitable operations in the time frames anticipated, if at all.

         We do not currently serve significant markets but must identify, investigate and enter existing or establish new markets for our services. There is no assurance that we can enter and effectively compete in these existing or new markets.

         The growth of existing telecommunications systems and services as well as establishing new markets depends to a large extent on the reliability of our telecommunication systems. The telecommunications industry requires near perfect execution of telecommunication services to promote customer use. The failure to establish and operate highly reliable telecommunications systems or services would inhibit our future growth.

         We do not have sufficient staff to manage operations, control the operations of the proposed systems, handle sales and marketing efforts or perform finance and accounting functions. Currently, iLink has four full-time employees and one part-time employee. See "Risk Factors - Reliance on Vendors and Consultants Who Are Not Under the Control of iLink." We will be required to hire a broad range of additional personnel as we begin commercial operations. This growth is likely to place a strain on our management and operational resources.
Material, adverse effects could occur if we:

          o    fail to develop and implement effective systems;

          o cannot hire and train sufficient personnel to perform all of the functions necessary to effectively develop, service and manage our subscriber base and business; or

          o    fail to manage our anticipated growth effectively.

The Loss of iLink's CEO Would Have an Adverse Impact on Future Development.

         Our performance is substantially dependent on the ability of our executive officers and key personnel to identify and exploit new telecommunications markets and on our ability to retain and motivate high-quality personnel. The loss of any of iLink's key personnel, particularly Amar Bahadoorsingh, our President and Chief Executive Officer, could have a material adverse effect on iLink's business, development, financial condition, and operating results. We do not maintain "key person" life insurance on Mr. Bahadoorsingh.

We are significantly smaller than virtually all of our national competitors and consequently, we may lack the financial resources needed to enter markets and increase market share.

         We will encounter competition from other IVR and VoIP systems and from other applicants for the PCS license in Trinidad and Tobago, as well as from an increasingly competitive communications industry in general. The growing market for communication services has attracted new market participants as well as expansion by established participants resulting in substantial and increasing competition. Many of our present and future competitors using IVR, VoIP and PCS systems have substantially greater:

          o    financial, marketing, technical and manufacturing resources;

          o    name recognition, and

          o    experience than we do.

         Our competitors may be able to respond more quickly to new or emerging advancements in the industry and to devote greater resources to the development, promotion and sale of their products and services.

         While we believe that our technology is competitive and our systems have been designed to provide communications services at a cost lower than our competitors, no assurances can be given that those competitors, in the future, will not succeed in developing better or more cost effective communications systems.

         In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that could increase their ability to reach commercial customers or subscribers of communications services. This type of existing and future competition could affect our ability to form and maintain agreements with our customers. No assurances can be given that we will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on our business.

Trading of Our Stock is Restricted by the SEC's Penny Stock Regulations Which May Limit a Stockholder's Ability to Buy and Sell our Stock.

         The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. iLink's securities may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by this rule, the broker-dealers must make a special suitability determination of the purchaser and receive the purchaser's written agreement of the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to trade iLink's securities and affect the ability of existing stockholders to sell their shares in the secondary market.

iLink's Stock is no Longer Quoted on the OTC Bulletin Board Which Limits a Stockholder's Ability to Buy and Sell our Stock.

         The OTC Bulletin Board upon which our Common Stock was quoted has required that all companies whose securities are quoted on the OTC Bulletin Board must become reporting issuers with the SEC pursuant to a phase-in schedule beginning on August 1, 1999. We were required to become a reporting issuer on or before September 1, 1999, in order to maintain the listing of our Common Stock. We were unable to meet this deadline and, as a result, our stock listing was removed from the OTC Bulletin Board. Since September 1, 1999, our Common Stock is listed only in the "pink sheets" which is expected to have a negative impact upon our investor's ability to buy or sell our Common Stock. We intend to reapply for OTC Bulletin Board listing when and if we become a reporting company with the SEC. Until our Common Stock is readmitted to the OTC Bulletin Board, trading will be accomplished through the much more limited "pink sheet" listing.

Concentration   of  Voting  Share   Ownership   Could  Allow  a  Relatively  Few
Stockholders to Influence the Affairs of iLink.

         Stockholders owning a majority of iLink's outstanding voting stock represent the ultimate control over iLink's affairs. Our officers and directors currently control 34% of the outstanding shares of Common Stock. As a result of this ownership, these Stockholders will be able to influence share voting regarding the election of directors and approving major transactions. All of the shares owned by our officers and directors are subject to a Vesting Agreement. See "Executive Compensation."

         Furthermore, our Articles of Incorporation authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock. These provisions allow our directors to issue preferred stock with multiple votes per share and dividend and liquidation rights which could have priority over any dividends paid or liquidation value with respect to the shares of Common Stock. The issuance of preferred stock with these rights may make the removal of management more difficult even if that removal could be considered beneficial to Stockholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if those transactions are not favored by incumbent management.

No Dividends are Expected to be Declared in the Foreseeable Future.

         We have not declared or paid any dividends on our Common Stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

Virtually all of iLink's Current Revenues are Dependent on One Customer. Therefore, the Loss of This Customer Would Have a Significant, Adverse Effect on our Business.

         It is anticipated that initial revenue will come from long-distance calling card traffic through our IVR switching platform. At this time we have a contract with BCT.Telus Communications, Inc. to provide these services. This contract expires on June 1, 2000 and while it can be renewed for up to 2 successive years, it can also be canceled, without cause, by BCT.Telus upon 60 days notice. In the event that this contract is not renewed or is terminated, this will have an adverse financial impact on our operations and anticipated revenues. The concentration of our business on one customer poses a credit risk for us should the customer become unable to honor its debts.

Having Year 2000 Compliant Technology and Equipment is critical to Avoid Interruption in iLink's Telecommunication Services After January 1, 2000.

         We believe our current call processing facility is Year 2000 compliant. We also anticipate upgrading parts of our call processing facility with new equipment by the end of 1999 which equipment should also be Year

2000 compliant. The estimated cost to upgrade the call processing facility is $50,000. In the event that our call processing facility or that of BCT.Telus Communications is not Y2K compliant significant disruption in the call network could result which would have a material adverse effect on our operations. (See "Impact of the Year 2000 Issue" below).

No Assurance That ILink's Application for PCS Authorization in Trinidad or Tobago Will Be Granted Which, If Not Granted, Would Significantly Reduce iLink's Potential Business.

         We are seeking a PCS license for Trinidad and Tobago which, if granted, would substantially increase our current business and revenues. We will require foreign assistance in the application for and operation under the PCS license in this foreign country. There can be no assurance that the required regulatory authorizations will be obtained in this country or that a license will be obtained in a timely manner. The failure to obtain a PCS license in Trinidad or Tobago would have a materially adverse affect on our business plan.

                                  THE OFFERING

         The Shares being offered for resale by this prospectus were issued in previous private placements conducted by iLink or in exchange for 145 shares of Series A Convertible Preferred Stock which were issued in connection with our acquisition of all of the issued and outstanding common shares of iLink Telecom (B.C.) Inc. iLink Telecom (B.C.) is now our subsidiary. See "Business of the Company." Under the terms of the acquisition of iLink Telecom (B.C.) Ltd., we are contractually required to register the shares of Common Stock to be issued upon the conversion or exchange of the shares of Series A Convertible Preferred Stock.

         The shares of Common Stock offered for resale may be sold in a secondary offering by the Selling Stockholders by means of this Prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders. We are registering this Common Stock under a contractual agreement to register the shares of Common Stock to be issued upon the conversion or exchange of the Series A Convertible Preferred Stock or issued in prior private placements.

                           PRICE RANGE OF COMMON STOCK

          The following table sets forth the high and low bids for our Common Stock, as quoted on the OTC Bulletin Board through August 31, 1999 and in the NASD "pink sheets" thereafter. Our trading symbol is "ILTE." The OTC Bulletin Board began quotations on our Common Stock on March 31, 1998 and ceased quoting our stock on August 31, 1999 at which time our common stock became listed in the NASD "pink sheets."

                                                Common Stock
Quarter Ended                          High                      Low
-------------                          ----                      ---
September 30, 1999(1)                  1.75                      1.75
June 30, 1999                          6.00                      3.87
March 31, 1999(2)                      5.63                      0.95
December 31, 1998                      5.63                      0.95
September 30, 1998                    10.63                      5.00
June 30, 1998                          2.50                      1.13
March 31, 1998                         1.25                      1.25

-------------------------

(1)  Amounts derived from our listing in the NASD "pink sheets."

(2) Effective February 14, 1999, we consolidated our share capital by way of reverse stock split on the basis of one new share of Common Stock for each five old shares of Common Stock. The prices listed have been adjusted to reflect the effect of the one-for-five reverse stock split.

          Our management is of the view that our market capitalization, being the number of shares of our Common Stock outstanding multiplied by the trading price of those shares, may not reflect the true value of iLink. The actual daily trading volume of our Common Stock over the past three months has averaged less than 10,000 shares which indicates that the ability of our Stockholders to realize the current trading price of the shares they hold may fluctuate if any substantial number of shares were to be offered for sale. In addition, due to the extremely limited nature of the market for our Common Stock, any significant trading may have a dramatic effect on the price of our Common Stock.

          The above quotations reflect inter-dealer prices, without retail markup, mark-down or commission, and may not represent actual transactions.

          As of September 30, 1999, we had 5,509,629 shares of Common Stock outstanding and approximately 288 stockholders of record. This number does not include stockholders who hold our securities in street name.

          iLink has authorized and implemented a stock option plan pursuant to which options to acquire up to 500,000 shares of iLink's common stock may be granted. As of September 30, 1999, iLink had granted options to purchase 23,000 shares of common stock at an exercise price of $5.25 exercisable until June 9, 2000.

          2,558,925 of the currently outstanding shares of iLink's common stock are subject to the resale limitations of Rule 144 of the Securities Act. Of the shares subject to the resale limitations of Rule 144 outstanding as of September 30, 1999, 300,000 shares of common stock have been held for at least one year and, as a result, could be sold pursuant to the terms and limitations of Rule 144(d).

                                    DILUTION

          During 1999, iLink has issued shares of its common stock to officers, directors and affiliated persons at a price of $0.001 per share as compared to an offering price of approximately $1.13 per share pursuant to this Prospectus.

          The following table illustrates the per share dilution to an investor purchasing the common Stock offered herein assuming the sale of the Shares at a price of $2.00 per share.

Purchase price per Share                                  $       2.00
Net tangible book value per Share
based on iLink's August 31, 1999
financial statements(1)(2)                                $      (0.01)
Increase to Selling Stockholders
attributable to the sale of shares of
Common Stock in this Offering                             $        Nil
Dilution per Share to Investors(3)                        $       2.01
Dilution to Investors as a percent of
offering price                                                    100%


-------------------------

(1) Net tangible book value per Share is determined by dividing the number of shares outstanding into the tangible net worth of iLink (tangible assets less liabilities as of August 31, 1999). (See iLink's Interim Consolidated Balance Sheet as of August 31, 1999 at page F-2 of this Prospectus.)

(2) Net tangible book value per share is based upon the shares outstanding as of August 31, 1999.

     (3) Dilution is determined by subtracting net tangible book value per share from the amount paid per share by new Investors.

                                 DIVIDEND POLICY

          We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             AND PLAN OF OPERATIONS

          This discussion, other than the historical financial information, may consist of forward-looking statements that involve risks and uncertainties, including quarterly and yearly fluctuations in results, the timely availability of new communication products, the impact of competitive products and services, and the other risks described in this Prospectus. These forward-looking statements speak only as of the date hereof and should not be given undue reliance. Actual results may vary significantly from those projected.

Plan of Operations

          In order to expand our operations we will need additional capital. We do not have any commitments from any source to provide additional capital. Our current revenue stream will provide only a small portion of our capital needs so, we expect that over the next twelve months we will require a total of $1,500,000 in outside financing. Of this amount, we will need approximately $600,000 over the next two quarters to finance the initial expansion of our existing IVR system and to fund general operating and administrative expenses. These operating and administrative expenses would include contractual obligations pursuant to consulting agreements and leases of approximately $274,000 over the next 12 months. The balance of $900,000 will be required over the next twelve months to finance the expansion of our IVR switching systems in new locations and the marketing of our prepaid phone card and VoIP services. As a result of this increased business activity , we expect general and administrative expenses and consulting fees to increase from current levels.

          We have budgeted approximately $20,000 for product/service research and development over the next 12 months. We expect to focus our research and development on IVR programming and VoIP.

          An essential element of the Company's business is the submission of an application for a PCS license in Trinidad and Tobago. If the license is obtained, we estimate that an additional $50,000,000 will be required to finance this project. We will seek approximately $2 million to design and implement a VoIP system in North America, and approximately $48 million to establish PCS systems in Trinidad and Tobago. If a license were granted to iLink, it would build the new PCS system through a joint venture in which iLink would be the manager and would hold a 49% interest. Other joint venture partners, including Thor Communications Inc., a Trinidad company, would hold the remaining 51% interest in the joint venture. iLink would also be responsible for securing the financing to build the PCS system.

          Since inception, we have relied on equity financings to fund our operations. Funds required to finance our future site expansions and ongoing business are expected to come primarily from debt and equity financing with the remainder provided from operating revenues which began in March 1999. Operating revenues to date have been substantially less than the cost of operations for the switching facility in Calgary, Alberta. Our management will be seeking additional capital to finance our operations over the next 12 months.

Results of Operations

Six Month Period Ended August 31, 1999 Compared to the Year Ended February 28, 1999

          Revenues totaled $14,427 during this six-month period compared to no revenues during the fiscal year ended February 28, 1999. We began receiving revenues in March 1999 from the one customer of our switching facility in Calgary. For the interim period ending August 31, 1999, we incurred a loss of $573,362 compared to a loss of $18,314 for the year ended February 28, 1999. Costs and operating expenses for the six months ending August 31, 1999 were $587,789 compared to $18,314 for the year ending February 28, 1999. General and administrative expenses increased to $389,910 during the first six months of fiscal year 2000. This increase in general and administrative expenses was due primarily to travel expenses and business development by management and the establishment of corporate relations programs by consultants. Management was required to travel extensively in North America and Trinidad and Tobago in order to identify business opportunities for iLink and to develop the proposal for obtaining a PCS license in Trinidad and Tobago. Expenditures for consulting services included financial, technical and management services in the amount of $146,344 during this six month period. iLink has only five employees and consequently must rely on consultants to provide substantial operational support. The Corporate Relations Program required $155,000 in expenditures to promote our services in the marketplace. The object of the Corporate Relations Program is to establish industry contacts and to identify potential strategic partners to promote iLink's business.

          Research and development expenditures were approximately $10,000 during the six-month period ended August 31, 1999 compared to none for the year ending February 28, 1999. The expenditure was for the consulting services of a technical person to perform research and development on behalf of iLink relating to IVR designing, manufacturing and programming. We continue to test the IVR programs to enable clearer voice transmissions, customized programming and to add specialized features. The products are tested on our switching facility at

Calgary and in our offices at Vancouver. As new products are developed, we will obtain license, trademark, and/or proprietary rights to the products as deemed appropriate.

Year Ended February 28, 1999 Compared to the Period from December 10, 1997 (date of incorporation) to February 28, 1998

          We had no revenues during the fiscal years ended February 28, 1999 or 1998.

          In the year ended February 28, 1999, we incurred a loss of $18,314 compared to a loss of $5,400 for the period ended February 28, 1998. Expenses during fiscal year 1999 included $8,139 in business consulting fees and $10,000 in professional fees related to our year-end audit. Expenses during fiscal year 1998 consisted primarily of start-up expenses.

Liquidity and Capital Resources

          We have been in the development stage since our inception and have not recognized any significant revenues or generated any significant cash flows from operations. As of August 31, 1999 we had a negative working capital of $91,950 compared to a negative working capital of $27,139 for the year ended February 28, 1999. We expect expenses to continue to increase during fiscal year 2000 with the demands of developing new switching facilities and additional capital will be necessary to expand operations as well as continue current operations.

          Operating capital was provided by $433,507 of proceeds from the private sale of iLink's common stock and a $100,000 loan from a private company. We issued 145 shares of Series A Convertible Preferred Stock in payment for various assets and services related to our IVR services.

          From inception, we have relied on equity financings to fund our operations. This financing has been supplemented by the issuance of preferred stock to acquire various business assets. We will need substantial additional capital, an estimated $600,000, over the next six months to carry out our current business plans.

          As indicated in the section "Plan of Operations" above, we anticipate raising necessary operating capital through a combination of debt and equity financing augmented by anticipated operating revenues. There is no assurance that we will be able to obtain capital from these sources or that the amounts will be sufficient to fund its operations.

Impact of the Year 2000 Issue

          The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of iLink's, or its suppliers' and customers' computer programs that have date- sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. In our assessment, the Year 2000 Issue is a significant issue which could have a material impact on our business operations.

          In iLink's assessment, the switching facility in Calgary, Alberta is Y2K compliant as required. Management bases this assessment on the results of a National Software Testing Lab ("NSTL") test on the hardware which confirmed the site as Y2K compliant as per the NSTL tests. Management has also upgraded all software applications as required by the customer of the switching facility to comply with Y2K standards. The new hardware and software intended to be purchased after May 31, 1999 will be assessed for Y2K compliancy.

          Approximately $1,500 of the consulting fees incurred during the six months ended August 31, 1999 relate to our Y2K compliancy. As of August 31, 1999, we do not anticipate incurring any material additional software or hardware costs associated with our Y2K compliance program.

          iLink is reliant on third parties' compliance with the Year 2000 issue. In particular, the one customer of the switching facility provides trunking and connectivity and network services to iLink. Due to the interdependence of the services provided, iLink risks business interruption if the Customer's system does not function in Year 2000. The Customer has implemented a Year 2000 Readiness Program and has stated that related products and services are "service ready". Service ready means that, to the best of their knowledge, the products or services, if required, will be able to accurately process data, provided that all products and services which interconnect with, or which are used in combination with, that product and service, properly exchange data with it, and in the case of a product, provided that no unauthorized modifications or additions are made to the product.

          In addition, we will be relying on our vendors to, among other things, manufacture telecommunications systems and equipment which are Y2K compliant. We have entered into contracts with several vendors to develop the IVR and PCS systems, and an assessment has been made as to their Year 2000 compliance. As part of ongoing contract negotiations, we will request and determine its vendors' and customer's Year 2000 readiness. In the event that it is determined that a key vendor or customer will not be Year 2000 compliant, this may have an adverse effect on our business plans.

          The risks posed by the Year 2000 issue are uncertain and the potential negative impact is not fully known. In the worst case scenario, the switching facility system or the customer's or vendors' products relied upon could disable iLink's operations. In the event the worst case occurs, iLink would have to wait for the Customer or Vendors to reactivate their systems, thereby delaying iLink's operations for an unknown period of time. iLink does not anticipate any interruptions in business, however, it remains an unknown risk.

          iLink has created a contingency plan to reduce the risk of business interruption and loss of revenues in the event the switching facility cannot operate in Year 2000. The contingency plan includes the key contacts, internal emergency response plan, the estimated expense to restore services and estimated loss/recovery plan due to external vendors not operating in Year 2000.

                          ----------------------------


                                    BUSINESS

          This discussion, other than the historical financial information, may consist of forward-looking statements that involve risks and uncertainties, including fluctuations in results, the timely availability of new communication products, the impact of competitive products and services, and other risks described herein. Any forward-looking statements speak only as of the date hereof and should not be given undue reliance. Actual results may vary significantly from those projected.

General

          We are a developer of computer telephony integrated technologies and applications, and we provide Interactive Voice Response ("IVR") services in both Calgary and Vancouver. Current operations consist of the provision of custom manufactured switching solutions for a Canadian telephone company and the development of brand name prepaid phone card solutions for retail and wholesale markets through Voice over Internet Protocol ("VoIP") solutions. We are also in the process of applying for a personal communications systems ("PCS") license to provide wireless communications in Trinidad and Tobago. We are a development stage company and have no substantial revenue. Revenue to date has not been sufficient to cover operating expenses.

Corporate History

Aquasol Technologies, Inc.

          We were originally incorporated in Colorado on December 10, 1997, under the name Aquasol, Inc. On December 11, 1997, we sold 1,500,000 shares of our Common Stock for $5,000 in cash. On December 26, 1997, we issued 175,456 shares of our Common Stock in a share-for-share exchange with the Series "I" Stockholders of STB Corp. On January 9, 1998, we changed our corporate domicile to Delaware and changed our name to Aquasol Technologies, Inc. On January 12, 1998, we issued 4,000,000 shares of Common Stock for $400 in cash.

          On January 15, 1998, we issued 992,000 shares of our Common Stock to acquire Noralta Technologies Corp., an Alberta corporation, in a share-for-share exchange. The name of Noralta was subsequently changed to Aquasol Technologies Inc. This company was engaged in the business of designing, engineering, manufacturing and installing wastewater treatment systems for government, industrial, commercial and agricultural customers.

Merger with AFD Capital Group, Inc.

          On March 24, 1997, AFD Capital Group, Inc. was incorporated in Nevada. On March 27, 1997, AFD Capital Group, Inc. issued 1,000,000 shares of its common stock for $1,650 in cash. On April 1, 1997, AFD Capital Group, Inc. issued an additional 1,000,000 shares of its common stock for $10,000 in cash. On March 31, 1998 AFD Capital Group, Inc. issued an additional 80,000 shares of its common stock for $4,000 in cash.

          On June 18, 1998, AFD Capital Group, Inc. changed its name to Aquasol Technologies, Inc. On July 14, 1998, Aquasol Technologies, Inc., a Nevada corporation, merged with Aquasol Technologies, Inc., a Delaware corporation, in a one-for-one stock exchange and the surviving entity continued under the laws of the state of Nevada.

          2,080,000 shares of the Delaware corporation's common stock were issued in exchange for the 2,080,000 shares of common stock of the Nevada corporate entity then outstanding. On September 3, 1998 1,020,000 shares of the Delaware corporation's common stock were canceled as part of a re-capitalization.

Disposition of Aquasol Technologies Inc.

          On February 3, 1999, we disposed of Aquasol Technologies Inc., an Alberta corporation, by returning the shares of common stock of that corporation to the former holders thereof in exchange for the return of the 992,000 shares of Common Stock originally issued in the Noralta acquisition on January 15, 1998. We have no further interest in the business of Aquasol Technologies Inc. (the Alberta corporation).

Name Change and Share Consolidation

          On February 14, 1999, we consolidated our share capital by way of reverse stock split on the basis of one new share of our Common Stock for each five old shares of our Common Stock and changed our name to iLink Telecom, Inc.

Acquisition of iLink BC

          Pursuant to a share purchase agreement dated February 26, 1999 with ABDE Holdings Ltd., a British Columbia company, we acquired all of the issued and outstanding common shares of 579782 B.C. Ltd. in exchange for the 145 shares of Series A Convertible Preferred Stock of iLink. On March 11, 1999, 579782 B.C. Ltd. changed its name to iLink Telecom (B.C.), Inc. and is now a subsidiary of iLink. This Preferred Stock was exchanged for the shares of Common Stock which are being offered by a Selling Stockholder in this registration statement.

          Following the acquisition of iLink BC, Mr. Amar Bahadoorsingh, a principal of iLink BC, was appointed as our President, Chief Executive Officer and a director, while Mr. Peter M. Schriber was appointed a director and our prior director resigned.

          The assets of iLink BC consisted of the IVR Agreement with BCT.Telus as well as miscellaneous telecommunications and computer equipment and office furniture. These assets were in turn acquired by ABDE from Revere Communications Inc., an Alberta corporation.

Principal Products or Services

          As discussed above under the heading "General" we currently provide IVR services to BCT.Telus under the terms of an IVR Platform Services Agreement dated June 16, 1998 (the "IVR Agreement"). Subject to obtaining adequate financing, we plan on providing VoIP services and, in the event that we obtain a license to provide PCS services in Trinidad and Tobago and also obtain adequate financing, we plan on offering PCS services as well.

Switching Solutions

          Currently, IVR services are provided through our switching facility located in Calgary, Alberta. The switching facility is comprised of computer equipment, telecom equipment and IVR programming. The software (VoiceCard) technology is licensed through Telephony Experts. Pursuant to the IVR Agreement, we provide services to one major customer at the Calgary site, namely BCT.Telus Communications Inc., Canada's third largest telephone company. We provide BCT.Telus with IVR services which include account processing, customer service and time billing for their brand name phone cards distributed in Alberta and British Columbia. Revenues are generated through the charge of a transaction fee to BCT.Telus based upon the number of minutes passed through the Calgary switching facility each month by BCT.Telus phone card customers. Revenues from this facility have increased an average of 180% each month since we commenced service in March 1999. Through August 31, 1999, revenues from the Calgary Switching facility has represented 100% of iLink's total revenues. In November, 1999, we entered into a second, smaller contract to provide IVR services to Vir-Tec Teleservices Inc. Vir-Tec is an interactive voice response provider also located in Calgary, Canada. Our management estimates revenues from this site will total $90,000 in fiscal year 2000. The assets and BCT.Telus contract for this facility were acquired pursuant to a share purchase agreement dated February 26, 1999 with ABDE Holdings Ltd. The agreed value of this facility was $145,000 of which $138,746 was allocated to "goodwill" which included the rights of ABDE in the following:

     o    Potential customer contacts;
     o    The BCT.Telus switching contract; and
     o Assignment of equipment lease/financing agreements including buy-out rights.

          At the Calgary site, all inbound lines to the call processing facility are digital T1 as well as on the outbound side. This high quality, digital link provides for high data transmission rates and zero line noise for voice transmissions. The Calgary facility hosts a basic 48 Port IVPS Node which supports, at maximum capacity, 69,032 minutes/day. Each 24 port upgrade will cost approximately $50,000. We anticipate capacity upgrades will be required when the local area IVPS reaches 75% use threshold on existing capacity. As indicated previously, all software and hardware upgrades will be assessed for Y2K compliancy.

          In order to expand operations and revenue flows, we plan on establishing two additional custom manufactured switching facilities to service customers throughout North America which will enable us to create brand name prepaid phone cards and VoIP services. Consequently, the commencement of these new services will coincide with establishing the two new switching facilities which is projected to be in the next 3-to-6 months. Once the new facilities have been installed and tested, the Company will prepare a marketing plan which will include advertising, trade shows and Internet-based marketing. Once the marketing plan has been implemented, we anticipate a 1-3 month delay before revenues would be expected since the prepaid cards are sold directly to retailers who pay in advance for the prepaid cards regardless of when the cards are actually sold or used. VoIP services would be billed monthly to subscribing customers with revenues being generated approximately 60 days after the commencement of the services. Our management has identified two cities for the implementation of these additional switching sites: Vancouver and New York. These sites were selected based on the large populations in each city and the geographical location of these sites to transmit VoIP traffic between each other.

          The Vancouver facility will be located in our present office to save costs and permit efficient monitoring of the system. This new switching facility is expected to be installed and on line in approximately six months at an estimate cost of $50,000. We expect to be able to acquire the equipment through vendor financing or a lease. The remaining costs comprised of installation expenses and telephone lines is expected to be financed through private capital sources.

          With regard to the proposed New York switching facility, our management is negotiating with an existing Internet service provider ("ISP") in New York to co-locate our proposed switching system at their ISP site. By developing a relationship with the New York co-location partner, we hope to utilize the existing ISP network and customer base, as well as save the costs of building an entire facility. In effect, our site will share the resources of the existing ISP and exchange services thereby expanding both our business and that of our proposed partner. We are currently assembling cash flow models and traffic pattern data to determine the current equipment requirements for the New York facility. We anticipate that this switching facility would be installed and on line in early 2000. Our management estimates that approximately $150,000 will be required to finance the custom manufactured switch in New York which includes the costs of hardware, installation and any wire upgrades to the office. Our expansion plan will require technical staff and administrative costs which are estimated to be $384,000 in total per year for both facilities.

          In addition, one of our employees is working together with Telephony Experts Inc. of Los Angeles, California to distribute and develop IVR software. This employee works closely with Telephony Experts to create new applications and turnkey solutions for retail and wholesale customers. Telephony Experts has offered to provide IVR software to us at reduced rates in exchange for promotional considerations which will reduce the capital requirements for building any new custom manufactured switching facilities.

VoIP

          We have the in-house technical expertise to provide long-distance voice services across the Internet via VoIP technology. With this technology we are able to convert voice information into data which can then be transmitted anywhere in the world. Telephone calls are routed to a local switch facility and then transmitted via the Internet, without the same toll restrictions as voice transmission via the Public Switched Network. We will implement this service through the use of our Calgary switching facility and the two proposed facilities in Vancouver and New York. Each switching platform can host multiple phone carriers and route calls to specific phone carriers world wide based on the time of day and/or destination. This will give us flexibility in routing calls to the most cost effective carrier and diversifies carrier sources in case of network failure and/or outages. In addition, it will allow us to obtain contracts with local exchange carriers who, while they do not have the technical ability to provide VoIP, have an existing client base to service.

          We plan on creating brand name retail lines of phone cards for distribution in the marketplace which utilizes VoIP technology. The manufacture of the cards will take place in Canada with an estimated unit cost of Cdn$0.41 per card. The cards will then be distributed in our specific target markets. We have identified two card manufacturers who may be contracted to print and cello wrap all phone cards. Our management intends on identifying and entering into agreements with distribution companies for our phone cards in specific target markets within the next 6 months. We plan on approaching retail chains to offer brand name phone cards at a retail discount of 25-30% depending on the number of units purchased. Wholesalers who resell cards exclusively to retailers and utilize iLink's switching platforms will receive a 40-50% discount. We expect to commence marketing our VoIP services in June of 2000 with planned service commencing in September 2000.

Wireless Communications

          We have submitted a proposal which, if accepted, would allow us to offer a digital mobile phone service and wireless infrastructure to the people of Trinidad and Tobago. The Government of Trinidad and Tobago plans on deregulating the telecommunications industry that is currently comprised of a sole national wireless phone provider, the Telephone Service of Trinidad and Tobago. The Trinidad Government will select these providers for their new services based on submissions provided by June 30, 1999. By way of an agreement dated April 1, 1999 we have teamed with Trinidad based Thor Communications Limited as a joint-venture partner to compete for the service contracts. Thor is comprised of a team of local Trinidad telecommunications experts and businesspeople who offer local and regional expertise in the telecom industry. Our management estimates that the cost to implement a wireless digital phone infrastructure over five years will be $48 million. If successful in the application process, our management will endeavor to obtain sufficient financing for the entire project on terms deemed acceptable to us. See the Risk Factor "iLink Will Need Substantial Capital in the Future to Fund its Business Growth."

          The joint venture between Thor and iLink is intended to operate during the PCS license application process. We have recently formed a new corporation named iLink Trinidad and Tobago Telecom Inc. through which we will build and operate the digital phone service in Trinidad and Tobago, if our application is accepted. iLink Trinidad will be 51% owned by Thor and 49% owned by iLink as required by the PCS license. iLink's 49% interest will be held by iLink Telecom
(BVI) Inc. which is a wholly-owned subsidiary of iLink. The allocation of responsibilities and revenue sharing between the Stockholders of iLink Trinidad have not yet been determined and probably won't be determined unless and until the PCS license is granted to iLink Trinidad.

          We have contracted the services of Industar Digital PCS of Milwaukee to provide assistance in completing the application for the PCS license in Trinidad and Tobago. The contract with Industar, made in May 1999, is for $50,000. As of June 30, 1999 iLink had paid $35,000 in fees and owed a balance of $15,000. The Company has agreed that Industar will provide ongoing management services in the operation of iLink BVI if the PCS license is awarded to iLink Trinidad. The cost of the Industar agreement and the application process for the PCS license is estimated at $70,000.

          We do not know when the government of Trinidad and Tobago will be making a final decision. We hope a decision will be made by December 1, 1999. The government has hired a European consultant to assist in the application review process. We are also aware of a pending law suit filed by an applicant who was denied access to the competition for a PCS license as the government states they missed the filing deadline. It is our understanding that the government will not award the PCS license until the pending law suit is resolved.

Marketing and Distribution Methods

          At present our Calgary site is processing call minutes through pre-paid calling cards manufactured and distributed by BCT.Telus and Vir-Tec. As discussed above, we intend on engaging a card manufacturer to produce pre-paid calling cards under the brand name "iLink" and we intend on marketing and distributing these cards concurrent with the establishment of switching facilities in Vancouver and New York.

          Our current marketing strategy also includes promoting a Corporate Relations Program. The Corporate Relations Program uses a variety of media avenues to increase iLink's profile within the financial and telecommunications industry.

New Products

          We have developed the technological capacity to implement VoIP technology and have contracted the required technical expertise to complete the PCS license proposal for Trinidad and Tobago. Particulars of these developments are discussed above.

Competition

          Our competitors are both the incumbent providers of long distance services as well as other providers of Internet telephony services and PCS services. Incumbent providers of long distance services have been forced to accept considerable price discounting in recent years due to increased competition and government deregulation, and telephone companies have begun offering discounts to large business and government customers with high calling volumes. Our management expects this trend in price discounting to continue.

          Our competitors all have better financial resources than we do. Our competitors include CardCaller, DataMark/Phoneline International, CanQuest, CTN, the members of the former Stentor Group, GTS, and Fonorola.

          CardCaller and DataMark/Phoneline International have focused on the retail market while CanQuest is a service bureau that has established arrangement with small marketing companies to focus on retail, and to a lesser extent promotional markets.

          CTN as well as the Stentor Group have focused on both the retail and promotional market. GTS, through strategic alliances, has been developing targeted retail applications. Fonorola has been expanding their network and targeting major accounts and developing custom card programs in key industry sectors.

          In addition to the above identified competitors, iLink's prepaid calling card business would compete with a similar calling card sold by BCT.Telus. As part of our service agreement with BCT.Telus, we have agreed not to market our prepaid calling cards in the province of Alberta in which province BCT.Telus actively markets its prepaid calling cards.

          While price discounting makes the market for long distance communications more competitive, it requires all providers of these services to develop and deliver cost competitive services. An example of the drive for price reductions is our IVR Agreement with BCT.Telus, a member of the former Stentor Group, which has chosen to utilize our technology rather than incur the costs of developing and operating an IVR system in-house.

          We anticipate that we will encounter significantly more competition from other potential entrants into the long distance market as well as from the traditional providers of long distance services. Determining the degree, intensity and duration of competition or the impact of competition on our financial and operating results is uncertain. Sustained or extensive competition on the basis of price or discounts, amongst other things, would have a material adverse effect on our revenues, earnings potential and operational effectiveness.

Suppliers

          We have four main equipment suppliers. McKinnon Micro Distributors Ltd. of Richmond, British Columbia supplies us with various computer hardware including central processing units, printers and disk drives. We lease our 48 Port IVPS Node Switching Server from Newcourt Financial Ltd. under a lease expiring June 1, 2000. Pro-Data Inc. of Richmond, British Columbia supplies us with assorted computer hardware and printing systems. Telephony Experts Inc. of Los Angeles, California has offered to provide IVR software to us at reduced rates in exchange for promotional consideration which will reduce the capital requirements for building any new custom manufactured switching facilities.

          We believe equipment used by us would be available from other suppliers if alternative sources should become necessary.

Customers

          At present, we have only two customers, however, we are entirely dependent for substantially all of our revenue at this stage of our development from our one major customer, BCT.Telus. The IVR services are provided pursuant to the IVR Agreement which has a term of one year (through June 2000) and up to two automatic renewals of one year each. The IVR Agreement provides for termination for various reasons and can be terminated by either party at any time, without cause, upon sixty (60) days' notice. Although, we consider our relationship with BCT.Telus to be good and we expect that this relationship will continue to expand, the loss of our IVR Agreement with BCT.Telus would have a material adverse effect upon iLink BC and our business as a whole. At this time, we have one other customer to whom we are providing services, however, the revenues from this customer are not expected to be substantial. Upon the successful production, distribution and marketing of our pre-paid calling cards we expect to broaden our customer base at the retail level. Management has begun planning of this business and anticipates producing the first line of brand name cards by the end of 1999.

Intellectual Property, Government Approvals and Regulation

          Our IVR platforms and our VoIP technology are not protected by any patents or copyrights. We are not subject to government regulation nor do we require any government approvals in either Canada or the United States to provide IVR services to incumbent long-distance providers or to manufacture, distribute and market pre-paid calling cards. The provision of VoIP communications is also not subject to government regulation nor does it require government approvals in either Canada or the United States. As the Internet is rapidly changing, regulations may be imposed in future with which we will have to comply. In the event that we are successful in obtaining a PCS license in Trinidad and Tobago we expect that numerous subsequent government approvals will have to be obtained.

Research And Development

          We are presently conducting research and development to keep our IVR and VoIP switching technologies current. We are also developing technology which will allow persons selling our switching services to remotely process credit card transactions without the requirement for local credit card clearing equipment by using e-commerce services and a secured web site. At present we devote substantially all of our technical resources to developing and updating our existing technology and to establishing our business. Management has contracted the services of a consultant to perform research and development and other duties as required for a one year period ending March 2000 at an expense of Cdn$5,000 per month. During the last fiscal year, no amounts were spent on product/service research and development. For the six-month period ended August 31, 1999, we have spent approximately $10,000 on research and development.

Employees

          We currently employ four people on a full-time basis and one person on a part-time basis. We consider our relationship with our employees to be good. Contingent upon raising sufficient capital, we plan to hire additional employees as may be required by the level of our operations. Our management has identified the need to hire the following members to fulfill our operational plans:

          A Chief Financial Officer   One Technical Staff Member for Each
                                      Proposed Switch  Facility in Vancouver and
                                      New York
          Four Marketing and Sales
          Staff Members               Two Additional Technical Web Designers

          We currently, and expect in the future to, contract with outside employment sources for additional persons to operate the existing and future switch facilities.

          Retaining our current employees and attracting new employees is critical to our success. The market for experienced technical people is very competitive and there is no assurance that we will be successful in retaining and recruiting qualified personnel.

Consultants

         We rely on and will continue to rely on consultants that are not employees of iLink or our affiliates to expand our IVR system and to design, construct and implement the VoIP and PCS systems, to market our services and for representation on regulatory issues. In addition to the consultants who are identified under the heading "Management," we have entered into a one year agreement dated March 25, 1999, pursuant to which we retained the services of Century Capital Management Ltd., a company controlled by one of our former directors, to assist us in the development and implementation of our financing and acquisition strategies. Pursuant to the terms of this agreement we have paid to Century the sum of $12,500 and issued to Century 300,000 shares of our Common Stock which are subject to a Vesting Agreement. Under this Agreement, Century would forfeit all or part of these shares if certain milestones are not achieved by March 25, 2000. We are also required to pay a monthly consulting fee of $5,000 to Century.

          We have also entered into two agreements dated March 22, 1999, under which we have engaged the services of Corporate Relations Group,. Inc. and Gulf Atlantic Publishing, Inc. for a period of one year. These two companies are in the business of planning, developing and implementing advertising, marketing and promotional campaigns. Pursuant to the terms of these agreements we have paid Corporate Relations Group the sum of $40,000 and Gulf Atlantic Publishing the sum of $110,000. We also issued 250,000 shares of iLink's Common Stock for $12,500 to each of these companies.

                                    PROPERTY

          We have leased 2,239 square feet at a monthly rate of Cdn$4,637.54 which includes both operating expenses and base amount for our principal offices at 1177 West Hastings Street, Suite 1910 under a lease agreement which expires on August 1, 2002. We have also leased approximately 200 square feet located at #304, 320 23rd Avenue, Calgary Alberta T2S 0J2 at a monthly rate of Cdn$625.00 pursuant to a sublease which expires on March 30, 2000. This space houses our switching platform. We have entered into an office access agreement with Advantis Business Centres pursuant to which they provide us with office space and services on an 'as needed' basis until March 31, 2000, at One Sansome Street, Suite 2000, San Francisco, CA 94104 at a cost of $299.00 per month.


                                                    MANAGEMENT

Directors and Executive Officers of iLink

          The present directors, executive officers, key employees and consultants of iLink, their ages, positions held in iLink, and duration as such, are as follows:


Name                                    Position                                Age        Period
--------------------------------      ------------------------------------     -----       ------------------------

Amar Bahadoorsingh                      Chairman of the Board, President,       29         February 1999 - present
                                        Secretary and Chief Financial
                                        Officer
Peter Schriber                          Director                                31         February 1999 - present
Joseph R. Q. (Rick) Villaneuva          Key Employee                            35         March 1999 - present
Randall Owen Walrond                    Key Consultant                          33         March 1999 - present




Business Experience

          The following is a brief account of the education and business experience during at least the past five years of each director, executive officer, and key employee, indicating the principal occupation and employment during that period, and the name and principal business of the organization in which their occupation and employment were carried out.

          Amar Bahadoorsingh has been an officer and director of iLink since February 26, 1999. Mr. Bahadoorsingh has been integral in solidifying the opportunities that now comprise iLink. Starting in 1992, Mr. Bahadoorsingh ran a private venture capital organization which assisted in the development, funding and strategic marketing of concepts and businesses. Mr. Bahadoorsingh holds a master's degree in business administration from Queen's University, in Ontario, Canada, with a focus on management and marketing strategy and a bachelor's degree from the University of Western Ontario. He is a partner in several businesses including the brokerage firm Insync Securities Limited, a real-estate development company, and a travel management company.

          Peter M. Schriber has been a director of iLink since February 26, 1999. Mr. Schriber holds a bachelor's degree in economics from the University of Western Ontario. Since December of 1996 Mr. Schriber has been the president of Insync Securities Limited and a director and vice-president of Matisse Investment Management, two companies engaged in the business of the designing and marketing financial products. Prior to December 1996, Mr. Schriber was employed by a European investment bank.

          Joseph R. Q. (Rick) Villaneuva has been involved in the telecommunications industry since 1988. Previously, he specialized in the maintenance and manufacturing of radio/wireless technologies and equipment. In 1994, Mr. Villaneuva developed his expertise in IVR based technologies and products, working in both technical and marketing/sales support capacities. Mr. Villaneuva oversees iLink's Calgary operations.

          Randall Owen Walrond is the founding President of IVR interACTIVE which developed and marketed voice mail products. Mr. Walrond guides iLink's implementation of new products as well as its research and development. Mr. Walrond has over 15 years programming experience and holds a bachelors Degree in Economics focusing on computer based macro-economic regressionary analysis. Mr. Walrond's work in computer integrated telephony includes voice processing, call management, interactive voice response, voice recognition, fax processing, web development, scripting languages as well as telephony networking based on Internet protocols.

Family Relationships

          There are no family relationships between any director, executive officer or employee of iLink.

                                              EXECUTIVE COMPENSATION

          The following table provides certain summary information concerning compensation of iLink's Chief Executive Officer. No executive officer of iLink or of any subsidiaries earned in excess of $100,000 for the fiscal year ended February 28, 1999.




                                                SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------------

                                       Annual Compensation                          Long-Term Compensation
                                       --------------------                         -----------------------

                                                                                    Awards         Payouts
                                                                                    ------         --------
     Name and                                                       Restricted                       LTIP
     Principal                                       Other Annual  Stock Awards     Securities      Payouts    All Other
     Position           Year   Salary     Bonus      Compensation      ($)       Underlying Options   ($)     Compensation
--------------------- -------- ------- ------------ -------------- ------------  ----------------- --------- --------------
Robert Knight(1)        1999     -0-       -0-           -0-           -0-              -0-           -0-         -0-
President and Chief
Executive Officer

Andrew Hromyk(2)        1999     -0-       -0-           -0-           -0-              -0-           -0-         -0-
President and Chief
Executive Officer

Amar Bahadoorsingh(3)   1999     -0-       -0-           -0-           -0-              -0-           -0-         -0-
President and Chief
Executive Officer
--------------------- -------- ------- ------------ -------------- ------------  ----------------- --------- --------------

     (1) Mr. Knight served as CEO of iLink's predecessor corporation (AFD Capital Group) until his resignation on June 5, 1998.
     (2) Mr. Hromyk served as President of iLink's predecessor corporation Aquasol Technologies, Inc. (formerly AFD Capital Group) from June 5, 1998 until his resignation on February 26, 1999.
     (3) Mr. Bahadoorsingh has served as iLink's President and Chief Executive Officer since February 26, 1999.


          Subsequent to the fiscal year end of February 28, 1999:

     o On April 1, 1999, iLink commenced paying $5,000 per month for consulting services to Devmar Holdings Ltd., a company controlled by Mr. Bahadoorsingh;

     o On March 25, 1999, iLink issued 1,500,000 shares of its common stock to Mr. Bahadoorsingh as executive compensation; and

     o On May 25, 1999, iLink issued 250,000 shares of its common stock to Marketsource Direct Holdings, Ltd. (a company controlled by Mr. Schriber) as compensation for consulting services to iLink.

          On March 25, 1999, in addition to the shares issued to Mr. Bahadoorsingh, the following officers, employees and consultants were issued 390,000 shares of iLink's Common Stock as compensation in the following amounts:

          Randall Walrond                      50,000 shares
          Peter Schriber                       25,000 shares
          Rick Villaneuva                      10,000 shares
          Andrea Daley                          5,000 shares
          Century Capital Management Limited  300,000 shares

          All of these shares are subject to a Vesting Agreement dated May 25, 1999 which provides for iLink to hold the shares until certain milestones are reached or certain events occur. These milestones include achieving certain levels of gross revenues (through internal growth or outside acquisitions) or obtaining a PCS license in the Republic of Trinidad and Tobago. The shares vest automatically upon a takeover bid. Any shares not vested by May 25, 2000 will be automatically canceled.

Employment Agreements

          iLink has entered into a five year consulting agreement dated
February 27, 1999, with Devmar Holdings Ltd., a company controlled by Mr. Amar Bahadoorsingh. Pursuant to this consulting agreement iLink has agreed to pay Devmar Holdings Ltd. $5,000 per month for management consulting services provided by Mr. Bahadoorsingh.

          iLink has also entered into a one year consulting agreement dated February 27, 1999, with Mr. Randall Owen Walrond. Pursuant to this consulting agreement iLink has agreed to pay Mr. Walrond Cdn$5,000 per month in exchange for technology consulting services which includes research and development.

          iLink has also entered into employment agreements with each of its employees which contain confidentiality and non-circumvention clauses.

Stock Option Plan

          iLink has adopted a Non-Qualified Stock Option Plan. The Option Plan authorizes the issuance of options to purchase up to 500,000 shares of its Common Stock. The Option Plan became effective on June 1, 1999.
 iLink employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Option Plan. The option exercise price is determined by the Board of Directors.

          Options granted pursuant to the Option Plan terminate on the date established by the Board of Directors when the option was granted.

          The Option Plan is administered by iLink's Board of Directors. The Board of Directors has the authority to interpret the provisions of the Option Plan and supervise the administration of the Option Plan. In addition, the Board of Directors is empowered to select those persons to whom options are to be granted, to determine the number of shares subject to each grant of an option and to determine when, and upon what conditions or options granted under the Option Plan will vest or otherwise be subject to forfeiture and cancellation.

          In the discretion of the Board of Directors, any option granted pursuant to the Option Plan may include installment exercise terms so that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any options granted pursuant to the Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee or the period of time a non-employee must provide services to us. At the time an employee ceases working for us or at the time a non-employee ceases to perform services for us, any options not fully vested will be forfeited and canceled. In the discretion of the Board of Directors payment for shares of Common Stock underlying options may be paid through the delivery of shares of our Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to the exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors. Options are generally non-transferable except upon death of the option holder.

          iLink's Board of Directors may at any time, and from time to time, amend, terminate, or suspend the Option Plan in any manner it deems appropriate, provided that the amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted.

          The Option Plan is not qualified under Section 401(a) of the Internal Revenue Code, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

          The following sets forth certain information as of August 31, 1999, concerning the stock options granted by iLink. Each option represents the right to purchase one share of iLink Common Stock.


                                   Total Shares Reserved           Shares Reserved for          Remaining Options Under
Name of Plan                             Under Plan               Outstanding Options                     Plan
---------------------------        ----------------------        ----------------------          -----------------------
Non-Qualified Stock Option                500,000                         23,000                        477,000
Plan


          On June 8, 1999, the Board granted options to purchase a total of 23,000 shares of iLink Common Stock at a price of $5.25 per share to three of its employees. The options are exercisable for a term of one year. No directors or officers have been granted any incentive stock options.

Directors Compensation

          iLink reimburses its directors for expenses incurred in connection with attending Board meetings but it does not pay director's fees or other cash compensation for services rendered as a director.

Limitation of Liability and Indemnification Matters

          Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any litigation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any indemnification made under section 78.7502 must be determined to be proper, on a case-by-case basis, by either iLink stockholders, a quorum of its Board of Directors (excluding any directors named in the action) or by the written opinion of its legal counsel. iLink's Articles of Incorporation and its Bylaws provide for indemnification of its directors, officers, employees or agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement if they acted in good faith and reasonably believed their conduct or action to be in iLink's best interest.

          iLink has entered into indemnification agreements with both of its directors pursuant to which it has agreed to indemnify them from and against any and all costs, charges and expenses, however arising or incurred by them by reason of their being a director of iLink, subject to the determination referred to above.

          Insofar  as   indemnification   for  liabilities   arising  under  the
Securities Act of 1933 may be permitted to directors, officers, or persons controlling iLink pursuant to the foregoing provisions, iLink has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

                             Principal Stockholders

          The following table set forth certain information as of September 30, 1999, with respect to the beneficial ownership of iLink Common Stock for (i) each director, (ii) all directors and officers of iLink as a group, and (iii) each person known to iLink to own beneficially five percent (5%) or more of the outstanding shares of our Common Stock.


Name of Address of                                                  Number of Shares
Beneficial Owner                                                 Beneficially Owned(1)              Percent of Class
------------------------------------------                       ----------------------             -----------------

Amar Bahadoorsingh                                                     1,596,666(3)                         29%
2360 Larch Street
Vancouver, BC  V6K 3P8

Peter M. Schriber                                                        335,000(2)(3)                     6.1%
#3 - 2636 Yukon Street
Vancouver, BC V5Y 3P8
Century Capital Management Ltd.                                          322,259(3)                          6%

Suite 1650, 200 Burrard Street
Vancouver, BC V6C 3L6(4)

Bona Vista West Ltd.                                                     500,000                           9.2%
2001 Leeward Highway,
P. O. Box 62
The McLean Building, Providenciales
Turks & Caicos Islands(5)

All Directors and Officers as a Group                                  1,931,666                            35%


------------------------

(1) The persons named in the table have sole voting or investment power with respect to all of the Common Stock shown as beneficially owned by them, subject to community property laws where applicable or as otherwise indicated.

(2) Includes 300,000 shares held by Marketsource Direct Holdings Ltd., which is an entity controlled by Mr. Schriber; 10,000 shares held by Insync Securities, Limited of which Mr. Schriber is the majority shareholder; and 25,000 held by Mr. Schriber directly.

(3) 275,000 of these shares are subject to a Vesting Agreement pursuant to which a portion of the shares may be forfeited unless and until fully vested. See description of Vesting Agreement under the heading "Certain Relationships and Related Transactions."

(4) The sole officer, director and shareholder of Century Capital Management Ltd. is Andrew Hromyk, a former director and president of iLink.

(5) The sole officer, director and shareholder of Bona Vista West Ltd. is Andrew Meade.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

          In February 1999, we agreed to purchase all of the shares of iLink BC from ABDE Holdings Ltd., a company controlled by Mr. Bahadoorsingh, our President and Chief Executive Officer, in exchange for 145 shares of our Series A Convertible Preferred Stock. At the time of this agreement Mr. Bahadoorsingh was not a director or officer of iLink. Subsequent to this agreement Mr.
Bahadoorsingh and Mr. Schriber were appointed as directors and the prior director resigned. Each share of Series A Convertible Preferred Stock entitles ABDE to convert into

$1,000 worth of our common stock at a 25% discount to the average market price of our common stock for the five trading days immediately preceding the conversion. The shares of Series A Convertible Preferred Stock were to convert into shares of our Common Stock on the date which is five days from the date of this Prospectus. The acquisition of iLink BC was valued at $145,000 which was based upon arm's length negotiations between iLink and ABDE, however, no independent appraisal was obtained. ABDE acquired these assets from Revere Communications, Inc. on January 13, 1999 for $123,165. We also agreed with ABDE to file a registration statement with the SEC in respect of the shares of Common Stock to be issued upon the conversion of the shares of Series A Convertible Preferred Stock on or before May 31, 1999 and to use our best efforts to make same effective as soon as practicable thereafter. ABDE has subsequently agreed to postpone this filing deadline indefinitely. On September 30, 1999, our Board of Directors (with Mr. Bahadoorsingh abstaining) and ABDE agreed to exchange the 145 shares of Series A Preferred Stock for 96,666 shares of iLink Common Stock.

          We have entered into a five-year consulting agreement dated February 27, 1999 with Devmar Holdings, Ltd. which is controlled by Mr. Bahadoorsingh. The agreement provides for monthly payments of $5,000 per month for the consulting services of Mr. Bahadoorsingh. Although the agreement provides for semi-annual reviews by iLink, and either party may terminate the agreement upon four weeks notice. On March 25, 1999, iLink issued 1,500,000 of its restricted common stock to Mr. Bahadoorsingh as compensation for services rendered and to induce Mr. Bahadoorsingh to remain in iLink's employ which was deemed essential for iLink's future business developments. These transactions were approved by iLink's Board of Directors with Mr. Bahadoorsingh abstaining.

          In March 1999, we issued 25,000 shares of iLink's restricted common stock to Peter Schriber and in May 1999, we issued 250,000 shares of iLink's restricted common stock to Marketsource Direct Holdings, Ltd., a company controlled by Mr. Schriber, a director of iLink, as compensation for services rendered to iLink. The number of shares issued was based upon Mr. Schriber's past services to iLink and to induce his continued employment by iLink which was deemed to be vital to iLink's future business development. This transaction was approved by iLink's Board of Directors with Mr. Schriber abstaining.

          The 1,500,000 shares issued to Mr. Bahadoorsingh and the 275,000 shares issued to Mr. Schriber referred to above are subject to a Vesting Agreement, dated May 25, 1999 and are being held by iLink until the shares have vested. The Vesting Agreement provides for vesting of the shares if:

     (a)  the Holder remains an officer, director or employee of iLink; and

     (b) certain operating milestones are achieved or if iLink is granted a PCS License in Trinidad and Tobago or if iLink becomes subject to a takeover bid. Shares not vested by May 25, 2000 will be forfeited and returned to iLink for cancellation.

          In March 1999 we issued 300,000 of iLink Common Stock to Century Capital Management Ltd., a company controlled by Andrew Hromyk, a former director of iLink, as compensation for services rendered to iLink. These shares are subject to the terms of a Vesting Agreement which, among other things, requires forfeiture of all or part of these shares if certain milestones are not achieved by March 25, 2000. On June 3, 1999 one milestone set forth in the Vesting Agreement was achieved allowing for the release of 50,000 shares to Century Capital. The agreement with Century Capital also provides for an initial payment of $12,500 and monthly consulting fees of $5,000 for the term of agreement which is for 12 months. The term is automatically renewed for successive 6-month periods until either party gives notice to terminate the agreement.

          In May, 1999 Century Capital assigned its interest in a lease covering certain office space to iLink. The lease was assigned to iLink on the same terms and conditions that existed for Century Capital except that iLink has agreed to indemnify Century Capital for any liabilities which may arise under the lease after the assignment and Century Capital was issued 22,259 shares of iLink Common Stock as consideration for certain leasehold improvements, furniture and telephone equipment.

          In March 1999, we entered into indemnification agreements with our directors. In these agreements iLink agreed to indemnify the Directors from and against any and all costs, charges and expenses, however arising or incurred by either of them in relation to our affairs by reason of them being a director. As required by Nevada corporate law, the indemnification must be determined to be proper, on a case-by-case basis, by either our stockholders, a quorum of our Board of Directors excluding any directors named in the action or by the written opinion of our legal counsel.

                              PLAN OF DISTRIBUTION

          The Selling Stockholders may, from time to time, sell all or a portion of the shares of Common Stock on any market upon which the Common Stock may be quoted, in privately negotiated transactions or otherwise. Such sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of Common Stock may be sold by the Selling Stockholders by one or more of the following methods, without limitation:

          (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          (b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus;

          (c) an exchange distribution in accordance with the rules of the exchange;

          (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

          (e)      privately negotiated transactions;

          (f) market sales (both long and short to the extent permitted under the federal securities laws); and

          (g)      a combination of any aforementioned methods of sale.

          In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate.

          Brokers or dealers may receive commissions or discounts from the Selling Stockholders or, if any of the broker-dealers act as an agent for the purchaser of said shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of the shares of Common Stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the Selling Stockholders if said broker-dealer is unable to sell the shares on behalf of the Selling Stockholders. Broker-dealers who acquire shares of Common Stock as principal may thereafter resell the shares of Common Stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. The Selling Stockholders may also sell the shares of Common Stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

          The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          From time to time, the Selling Stockholders may pledge their shares of Common Stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a Selling Stockholder, the broker may offer and sell the pledged shares of Common Stock from time to time. Upon a sale of the shares of Common Stock, the Selling Stockholders intend to comply with the Prospectus delivery requirements, under the Securities Act, by delivering a Prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event the Selling Stockholders defaults under any customer agreement with brokers.

Subscription Procedures

          All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is Liberty Transfer Agent; telephone: (516) 385-1616.

                                                SELLING STOCKHOLDERS

                                                                                                            Number of Common
                                                    Number of Common                 Number of             Shares Beneficially
                                                  Shares Beneficially              Common Shares             Owned Following
Name of Shareholder                           Owned Prior to the Offering          Offered Hereby             the Offering
-------------------                           ---------------------------          --------------             ------------
                                                # Of               % Of                 # Of               # Of           % Of
                                               Shares             Class                Shares             Shares         Class
                                              ----------        ---------            -----------         --------      --------
ABDE Holdings, Ltd.(2)                        96,666(1)            1.8%                96,666            -0- (1)           0%
Century Capital Management Ltd.                322,259             5.8%                72,259            250,000          4.5%

----------------------

     (1) Excludes 1,500,000 shares owned by Mr. Bahadoorsingh who is the controlling owner of ABDE Holdings, Ltd.

     (2) ABDE Holdings Ltd. is one of the Selling Stockholder of the shares of our common stock. The sole voting stockholder of ABDE Holdings Ltd. is Devmar Holdings Ltd., a company owned by Mr. Amar Bahadoorsingh, our President and Chief Executive Officer.

                          DESCRIPTION OF CAPITAL STOCK


          Our authorized capital stock consists of 25,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. As of September 30, 1999, there were 5,509,629 shares of Common Stock outstanding which includes the replacement of the 145 shares of Series A Convertible Preferred Stock with 96,666 shares of common stock.

Common Stock

          Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation.

          Holders of Common Stock are entitled to receive the dividends as may be declared by our Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend.
It is not anticipated that dividends will be paid in the foreseeable future.

          Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable and all of the shares of Common Stock issued upon the conversion of the Series A Preferred Stock will be, upon issuance, fully paid and non-assessable.

Preferred Stock

          iLink is authorized to issue up to 5,000,000 shares of Preferred Stock. Our Articles of Incorporation provide that the Board of Directors has the authority to issue the Preferred Stock into series and, within the limitations provided by Nevada statute, to fix by resolution the powers, rights, preferences, qualifications, limitations and restrictions of the shares of any series so established. As our Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of iLink.

          In March 1999, our Board of Directors established a Series A Convertible Preferred Stock and authorized the issuance of up to 145 shares of Series A Convertible Preferred Stock as part of that series. Upon any liquidation or dissolution of iLink, each outstanding share of Series A
Convertible Preferred Stock is entitled to distribution of $1,000 per share prior to any distribution to the holders of our Common Stock. The shares of Series A Convertible Preferred Stock are not entitled to any dividends or voting rights. On March 31, 1999, we issued 145 shares of our Series A Convertible Preferred Stock to ABDE Holdings Ltd. at a deemed price of $1,000 per share in recognition of the exchange for all of the shares of iLink BC which occurred on February 26, 1999. Five days after the date of this Registration Statement is declared effective each share of Series A Convertible Preferred Stock will automatically convert into shares of our Common Stock in an amount equal to the Series A Preferred Stock stated value of $1,000 divided by 75% of the average closing bid price of our Common Stock for the five trading days preceding the conversion date. On September 30, 1999, these shares of Series A Preferred Stock were replaced with 96,666 shares of iLink's Common Stock at an exchange rate of $1.50 per common share. The shares which were exchanged for the Series A
Preferred Shares are being offered for resale to the public by means of this Prospectus. See "Selling Stockholders." At this time, the Board of Directors has authorized no other shares of Preferred Stock.

                                LEGAL PROCEEDINGS

          We are not a party to any legal proceedings.

                                  LEGAL MATTERS

          The validity of the shares of Common Stock offered by the Selling Stockholders will be passed upon by the law firm of Bartel Eng Linn & Schroder, Sacramento, California.

                                     EXPERTS

          The consolidated balance sheets as of February 28, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended February 28, 1999 and for each of the periods from December 10, 1997 (date of inception) to February 28, 1999 and February 28, 1998, included in this Prospectus have been audited by Ernst & Young LLP, independent chartered accountants, as set forth in their report thereon included elsewhere herein and are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.


                              AVAILABLE INFORMATION

          We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any contract or other document of iLink, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New
York, New York 10048. Please call the SEC at 1-800-SEC- 0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

                       FINANCIAL STATEMENTS AND SCHEDULES

Financial Statements

The following Financial Statements pertaining to iLink are filed as part of this
Prospectus:

Interim Consolidated Financial Statements for the Six Months Ended August 31, 1999.....................F-1 thru F-11
Report of Independent Accountants...............................................................................F-12
Year-end Consolidated Balance Sheets............................................................................F-13
Year-end Consolidated Statements of Operations..................................................................F-14
Year-end Consolidated Statements of Stockholders' Equity........................................................F-15
Year-end Consolidated Statements of Cash Flows..................................................................F-16
Notes to Consolidated Financial Statements............................................................F-17 thru F-22

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

          Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any litigation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any indemnification made under section 78.7502 must be determined to be proper, on a case-by-case basis, by either our stockholders, a quorum of our Board of Directors (excluding any directors named in the action) or by the written opinion of our legal counsel. Our Articles of Incorporation and our Bylaws provide for indemnification of our directors, officers, employees or agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement if they acted in good faith and reasoned their conduct or action to be in our best interest.

          We have entered into indemnification agreements with both of our directors pursuant to which we have agreed to indemnify them from and against any and all costs, charges and expenses, however arising or incurred by them by reason of their being a director, subject to the determination referred to above.

          Insofar  as   indemnification   for  liabilities   arising  under  the
Securities Act of 1933 may be permitted to directors, officers, or persons controlling iLink pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

          The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the Selling Stockholders.
All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fee                                   $     94
Printing and engraving expenses                        $  2,500
Accounting fees and expenses                           $ 10,000
Legal fees and expenses                                $ 30,000
Transfer agent and registrar fees                      $    500
Fees and expenses for qualification under state
securities laws                                        $    -0-
Miscellaneous                                          $  1,000
Total                                                  $ 44,094


Item 26.         Recent Sales of Unregistered Securities

          On May 25, 1999, iLink issued 250,000 shares of its Common Stock to Marketsource Direct Holdings Ltd., a company controlled by Mr. Peter Schriber, a director of iLink, as compensation for services rendered to iLink. The deemed value for which this Common Stock was issued was $250 ($0.001 per share). This transaction was exempt from registration by Section 4(2) of the Securities Act. These shares are subject to a Vesting Agreement.

          On May 20, 1999, iLink issued 22,259 shares of its Common Stock to Century Capital Management Ltd. as consideration for the acquisition of certain leasehold improvements, furniture and telephone equipment valued at $44, 518. The value for which this Common Stock was issued was $44,518 ($2.00 per share). This transaction was exempt from registration by Section 4(2) of the Securities Act.

          On April 6, 1999, iLink issued 353,500 shares of its Common Stock to 22 different investors at a price of $1.00 per share for gross cash proceeds to iLink of $353,500. This transaction was exempt from registration by Rule 504 of Regulation D.

          On April 2, 1999, iLink issued 1,300,000 shares of its Common Stock to 4 different investors at a price of $0.05 per share for gross cash proceeds to iLink of $65,000. This transaction was exempt from registration by Rule 504 of Regulation D.

          On March 31, 1999, iLink issued 145 shares of Series A Convertible Preferred Stock to ABDE Holdings Ltd. in consideration for the acquisition of all of the shares of iLink BC. The deemed value for which this preferred stock was issued was $145,000 ($1,000 per share). This transaction was exempt from registration by Section 4(2) of the Securities Act.

          On March 25, 1999, iLink issued 1,590,000 shares of its Common Stock to certain of its directors and employees as compensation for services rendered to iLink and to induce them to remain in iLink's employ and to perform their duties and responsibilities to the best of their abilities. The deemed value of which this Common Stock was issued was $1,590 ($0.001 per share). This transaction was exempt from registration by Section 4(2) of the Securities Act. 1,590,000 of these shares are subject to a Vesting Agreement.

          On March 25, 1999, iLink issued 300,000 shares of its Common Stock to Century Capital Management Ltd. pursuant to the terms of an engagement letter dated March 25, 1999, between iLink and Century Capital Management Ltd. pursuant to which Century Capital Management Ltd. provides iLink with financial consulting services. The deemed value of which this Common Stock was issued was $300 ($0.001 per share). This transaction was exempt from registration by
Section 4(2) of the Securities Act. These shares are subject to a Vesting Agreement.

          On March 16, 1999, iLink issued 250,000 shares of its Common Stock to two different investors at a price of $0.05 per share for gross cash proceeds to iLink of $12,500. This transaction was exempt from registration by Rule 504 of Regulation D.

          On June 26, 1998, iLink merged with Aquasol Technologies, Inc. (formerly AFD Capital Group, Inc.), a Nevada corporation, on the basis of one share of iLink Common Stock for each share of common stock of Aquasol Technologies Inc. then outstanding. As a result of this merger iLink issued 2,080,000 (416,000*) shares of its Common Stock to the stockholders of Aquasol Technologies, Inc., the Nevada corporation. The estimated value for which this Common Stock was issued was $15,650 (ranging from $0.0017 to $0.05 per share). The merger was exempt from registration by Rule 504 of Regulation D. Subsequent to the merger 1,020,000 shares of iLink Common Stock issued to the stockholders of Aquasol Technologies, Inc. were surrendered to iLink's treasury for cancellation. Prior to the date of the merger Aquasol Technologies, Inc. had issued the following securities:

          (i) On March 31, 1998, Aquasol Technologies, Inc. issued 80,000 (16,000*) shares of common stock to one investor at a price of $0.05 ($0.25*) per share for gross proceeds to iLink of $4,000. This transaction was exempt from registration by Rule 504 of Regulation D.

          (ii) On April 1, 1997, Aquasol Technologies, Inc. issued 1,000,000 (200,000*) shares of common stock to five investors at a price of $0.01 ($0.05*) per share for gross proceeds to iLink of $10,000. This transaction was exempt from registration by Rule 504 of Regulation D.

          (iii) On March 27, 1997, Aquasol Technologies, Inc. issued 1,000,000 (200,000*) shares of common stock to two investors at a price of $0.01 ($0.05*) per share for gross proceeds to iLink of $10,000. This transaction was exempt from registration by Section 4(2) of the Securities Act.

          On January 15, 1998, iLink issued 992,000 (198,400*) shares of its Common Stock to the seven Stockholders of Aquasol Technologies Inc (an Alberta corporation) formerly named Noralta Technologies Inc. in exchange for all of the shares of Aquasol Technologies Inc. (the Alberta corporation). This transaction was exempt from registration by Rule 504 of Regulation D. On January 15,1999, this transaction was unwound and iLink returned all of the shares of Aquasol Technologies Inc. (the Alberta corporation) to the seven former Stockholders of that corporation and iLink canceled the 992,000 shares of its Common Stock which were issued to them.

          On January 12, 1998, iLink issued 4,000,000  (800,000*)  shares of its
Common Stock to one investor at a price of $0.0001 ($0.0005*) per share for gross proceeds to iLink of $400. This transaction was exempt from registration by Rule 504 of Regulation D.

          On January 9, 1998, iLink merged with Aquasol Technologies Inc. (a Delaware corporation) on the basis of one share of iLink Common Stock for each share of common stock of Aquasol Technologies Inc. then outstanding. As a result of this merger iLink issued 100 (20*) shares of its common stock to the sole stockholder of Aquasol Technologies, Inc., the Delaware corporation. The estimated value for which this Common Stock was issued was $10.00 ($0.10 per share). The merger was exempt from registration by Rule 504 of Regulation D. The 100 shares of common stock outstanding in Aquasol Technologies, Inc., the Delaware corporation, immediately prior to the merger had been issued on December 18, 1997, at a price of $0.10 per share. This transaction was exempt from registration by Rule 504 of Regulation D.

          On December 26, 1997, iLink effected a plan of share exchange with the holders of shares of Series I common stock issued by STB Corp. on the basis of one share of iLink Common Stock for each one share of Series I common stock outstanding in STB Corp. Pursuant to this transaction iLink issued 175,456 (35,091*) shares of its Common Stock to 293 different holders of Series I common stock of STB Corp. The estimated value for which this Common Stock was issued was $175 ($0.0001 per share). This transaction was exempt from registration by Rule 504 of Regulation D.

          On December 11, 1997, iLink sold 1,500,000 (300,000*) shares of its Common Stock to one investor for gross proceeds to iLink of $5,000. This transaction was exempt from registration by Section 4(2) of the Securities
Act.

------------------

     * The parenthetical amounts reflect the adjustment for the 1-for-5 reverse stock split which was effective on February 14, 1999.

Item 27.       Exhibits

          The following Exhibits are filed with this Prospectus:

                    Name
             3.1    Certificate of Incorporation and Amendments

               a.   Certificate of  Incorporation
               b.   Certificate of Amendment, dated June 18, 1998
               c. Certificate of Amendment of Articles of Incorporation, dated February 3, 1999
               d. Certificate of Amendment of Articles of Incorporation, dated February 3, 1999
               e. Certificate of Amendment of Articles of Incorporation, dated March 17, 1999

             3.2    Bylaws

             4.1    Certificate of Designation 4.2 Vesting Agreements
                    a.  Vesting Agreement
                    b.  Vesting Agreement

             5      Opinion of Bartel Eng Linn & Schroder regarding the legality of the  securities being registered
            10.1 Share Purchase Agreement dated February 26, 1999 between iLink and ABDE Holdings Ltd.

            10.2 Assignment Agreements dated February 25, 1999 between 57982 B.C. Ltd. and ABDE Holdings Ltd.
                    a. Assignment Agreement dated February 25, 1999 between 57982 B.C. Ltd. and ABDE Holdings Ltd.
                    b. Assignment Agreement dated February 25, 1999 between 57982 B.C. Ltd. and ABDE Holdings Ltd.

            10.3 Assignment of Lease by Tenant with Landlord's Consent dated as of June 1, 1999 between Golden Capital Properties Ltd. Century Capital Management Ltd. and iLink

            10.4   Agreement  with Thor  Communications  dated April 1, 1999

            10.5   Consulting  Agreement  with Industar  Digital PCS dated May
                   14, 1999

            10.6   Consulting  Agreement with Randall Walrond dated February 27,
                   1999

            10.7 Management Contract with Devmar Holdings Ltd. dated February 27, 1999

            10.8 Agreement with Gulf Atlantic Publishing, Inc. dated March 22, 1999
            10.9 Agreement with Corporate Relations Group, Inc. dated March 22, 1999

            10.10   Agreement with Century Capital Management Ltd. dated March
                    25, 1999
            10.11   Office Access Agreement with Alliance Business Centers
                    dated April 27, 1999 for the San Francisco office
            10.12   Sublease Agreement with HyPower Fuel Inc. dated February 1,
                    1999 for the Calgary office
            10.13*  IVR Platform Service Agreement between Telus Communications
                    Inc. and Revere Communications Inc. dated June 16, 1998
                    (Redacted per Confidential Treatment Request)
            10.14   Letter of amendment to IVR Platform agreement dated
                    January 6, 1999
            10.15   Assignment  and  Amending   Agreement   between  Revere
                    Communications Inc. and ABDE Holdings Ltd. and Telus
                    Communications Inc. dated  January 12, 1999
            10.16   Agreement for Purchase and Sale between Revere
                    Communications Inc., ABDE Holdings Ltd. dated
                    January 12,1999
            10.17   Letter Agreement with Telephony Experts dated May 24, 1999
            10.18   Share Exchange Agreement
            10.19   Vir-Tec TeleService Inc. Agreement
            23.1    Consent of Bartel Eng Linn & Schroder contained in Exhibit 5
            23.2*   Consent of Ernst & Young LLP

----------------------
*Filed herewith.

Item 28.       Undertakings

          The undersigned Company hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include: (a) any prospectus required by Section 10(a)(3) of the Securities Act; (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of iLink pursuant to the foregoing provisions, or otherwise, iLink has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by iLink of expenses incurred or paid by a director, officer or controlling person of iLink in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, iLink will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

       (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (6) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                    SIGNATURE

       In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on November 29, 1999.

iLink TELECOM, INC.,
a Nevada Corporation


/s/ AMAR BAHADOORSINGH
------------------------
Amar Bahadoorsingh,
President

       In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures                                                         Date


  /s/ AMAR BAHADOORSINGH                                      November 29, 1999
----------------------------------------------------
Amar Bahadoorsingh
President, Director, Chief Executive
Officer, Chief Financial Officer
(Principal Executive Officer; Principal Financial
and Accounting Officer)

  /s/ PETER M. SCHRIBER                                       November 29, 1999
-----------------------------------------------------
Peter M. Schriber
Director
                               iLINK TELECOM, INC.
                        (A development stage enterprise)

                    INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                             PREPARED BY MANAGEMENT
                                (in U.S. dollars)

                    For the Six Months Ended August 31, 1999
                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                       Interim Consolidated Balance Sheet
                                   (unaudited)
                              As at August 31, 1999


                                                                                                 (in U.S. dollars)

                                                                                            August 31,      February 28,
Assets                                                                                         1999             1999
--------------------------------------------------------------------------------------------------------  ----------------
Current:
    Cash and cash equivalents                                                               $   17,286     $           -
    Accounts receivable                                                                          1,780                 -
    Prepaid expenses and deposits                                                                5,221                 -
    Due from related parties                                                                    10,170                 -
    Other receivables                                                                            5,620
------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                            40,077                 -
Equipment [note 3]                                                                              59,942            15,254
Goodwill                                                                                       115,622           138,746
-------------------------------------------------------------------------------------------------------------------------
                                                                                               215,641      $    154,000
-------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
-------------------------------------------------------------------------------------------------------------------------
Current:
    Accrued liabilities [note 5(a)]                                                          $  32,027      $     27,139
    Loan [note 5(b)]                                                                           100,000                 -
-------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                      132,027            27,139
-------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity:
    Share Capital [note 4]
    Common stock - $0.001 par value
        25,000,000 authorized, 5,412,963
        [February 28, 1999 - 1,347,204] issued and outstanding                                   5,413             1,347
    Preferred stock - $0.001 par value
        5,000,000 authorized, 145 (February 28, 1999 - nil)
        Series A Convertible issued and outstanding                                                  1                 -
    Additional paid in capital                                                                 723,276             4,228
    Preferred stock to be issued                                                                     -           145,000
    Deficit accumulated in the development stage                                              (645,076)          (23,714)
--------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                      83,614           126,861
Commitments [note 5]
Subsequent Events [note 8]
--------------------------------------------------------------------------------------------------------------------------
                                                                                              $215,641          $154,000
--------------------------------------------------------------------------------------------------------------------------
See accompanying notes



                               iLINK TELECOM, INC.
                        (A development stage enterprise)
             Interim Consolidated Statement of Stockholders' Equity
                                   (unaudited)
                    For the Six Months Ended August 31, 1999



                                                                                                           (in U.S. dollars)

                                     Common Stock             Preferred Stock                               Deficit
                                     ------------             ---------------     Additional  Shares      accumulated
                                Number                       Number                 paid in    to be    in the development
                              of shares     Amount         of shares     Amount     capital   issued         stage           Total
                                 #             $              #            $           $                       $               $
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock
     [note 4(a) and (b)]     1,347,204      $1,347                                 $ 4,228    145,000     $       -       $ 150,575
Net Loss                             -           -              -          -             -          -        (23,714)       (23,714)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, February 28, 1999   1,347,204       1,347              -          -         4,228    145,000        (23,714)       126,861
Issuance of common
    Stock [Note 4(a) and
    (d)]                    4,065,759        4,066              -          -       526,049          -              -        530,115
Issuance of preferred
 stock                              -            -            145          1       144,999   (145,000)             -              -
Net Loss                            -            -              -          -             -          -       (573,362)      (573,362)
Dividend                            -            -              -          -        48,000          -        (48,000)             -
-----------------------------------------------------------------------------------------------------------------------------------
Balance, August 31, 1999    5,412,963       $5,413            145          1      $723,276          -     $ (645,076)     $  83,614
-----------------------------------------------------------------------------------------------------------------------------------



See accompanying notes
                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                  Interim Consolidated Statement of Operations
                                   (unaudited)
                    For the Six Months Ended August 31, 1999



                                                                                       (in U.S. dollars)

                                                                                                            Period from
                                  For the Period          For the Period                                 December 10, 1997
                                  March 1, 1999 to       March 1, 1998 to     For the Year Ended      (Date of Incorporation)
                                  August 31, 1999        August  31, 1998      February 28, 1999        to August 31, 1999
-----------------------------------------------------------------------------------------------------------------------------------
Revenue:
    Sales                           $  14,427               $     -             $        -                 $      14,427
-----------------------------------------------------------------------------------------------------------------------------------
Expenses:
    Amortization                      30,911                      -                      -                        30,911
    Consulting fees                  146,344                      -                  8,139                       154,483
    General and administrative       389,910                      -                      -                       389,910
    Professional fees                 20,624                      -                 10,000                        30,624
    Writedown of investment                -                      -                    175                           175
-----------------------------------------------------------------------------------------------------------------------------------
                                     587,789                      -                 18,314                       611,503
-----------------------------------------------------------------------------------------------------------------------------------
Net Loss                            (573,362)                     -                (18,314)                     (597,076)
Dividend                             (48,000)                     -                      -                       (48,000)
-----------------------------------------------------------------------------------------------------------------------------------
Net loss attributable to
 common stockholders              $ (621,362)                     -             $  (18,314)                 $   (645,076)
-----------------------------------------------------------------------------------------------------------------------------------
Basic and diluted loss per
 share attributed to              $    (0.21)                     -             $    (0.01)                            -
   common stockholders
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average number of
 shares                            2,988,015              1,137,169              1,484,299                             -
-----------------------------------------------------------------------------------------------------------------------------------



See accompanying notes
                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                  Interim Consolidated Statement of Cash Flows
                                   (unaudited)
                    For the Six Months Ended August 31, 1999




                                                                                       (in U.S. dollars)

                                                                                                            Period from
                                    For the Period        For the Period                                 December 10, 1997
                                    March 1, 1999 to     March 1, 1998 to     For the Year Ended      (Date of Incorporation)
                                    August 31, 1999      August  31, 1998      February 28, 1999        to August 31, 1999
-----------------------------------------------------------------------------------------------------------------------------------


Operating Activities:
    Net Loss                           $ (573,362)            $       -         $     (18,314)             $      (597,076)
    Adjustments to reconcile
    net loss to net cash used
    in operating activities -
        Amortization                       30,911                     -                     -                       30,911
        Write-down of investment                -                     -                   175                          175
        Shares issued for Services
        Rendered                           52,090                     -                     -                       52,090
    Changes in operating assets and
    liabilities -
        Increase in accounts receivable    (1,780)                    -                     -                       (1,780)
        Increase in prepaid expenses and
        deposits                           (5,221)                    -                     -                       (5,221)
        Increase in due from related
        parties                           (10,170)                    -                     -                      (10,170)
        Increase in other receivables      (5,620)                    -                     -                       (5,620)
        Increase accrued liabilities        4,888                     -                18,139                       23,027
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows used in operating activities  (508,264)                    -                     -                     (513,664)

Investing Activity:
    Acquisition of capital assets          (7,957)                    -                     -                       (7,957)

Financing Activity:
    Proceeds from financing activities     33,507                     -                     -                      438,907
    Loans [note 5(b)]                     100,000                     -                     -                      100,000
-----------------------------------------------------------------------------------------------------------------------------------
Net Increase in Cash and Cash
 Equivalents                              17,286                      -                     -                       17,286
Cash and cash equivalents beginning of
  period                                       -                      -                     -                            -
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of
 period                                  $17,286              $       -              $      -                   $   17,286
-----------------------------------------------------------------------------------------------------------------------------------




See accompanying notes
                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                          Notes to Financial Statements
                                   (unaudited)
                    For the Six Months Ended August 31, 1999


1.   Formation and Business of the Company:

     iLink Telecom Inc. was incorporated on December 10, 1997 under the name of Aquasol Inc. pursuant to the laws of Colorado and on January 9, 1998 changed its domicile to Delaware. On July 14, 1998, the company merged with Aquasol Technologies Inc., a Nevada corporation with nominal net assets, resulting in a change in its domicile to Nevada. On February 26, 1999, the company acquired all of the issued and outstanding common stock of 579782 B.C. Ltd. and subsequently changed the name of this subsidiary to iLink Telecom (B.C.) Inc.

     The company is engaged in the development of the business of providing automated call-processing services including prepaid call processing, audiotex and passive inbound automated tele-surveys. The company is a development stage enterprise and anticipates obtaining working capital to fund the continuing development of its business through equity financings.

2.   Significant Accounting Policies:

     In the opinion of management, the unaudited financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position at August 31, 1999 and the results of operations and the changes in financial position for the respective six month period ended August 31, 1999, in accordance with accounting principles generally accepted in the United States.

     These financial statements should be read in conjunction with the financial
     statements   and  notes  thereto   contained  in  the   Company's   audited
     consolidated financial statements for the year ended February 28, 1999.

     a)   Principles of Consolidation -

          The interim consolidated financial statements include the accounts of the company and its wholly-owned subsidiary, iLink Telecom (B.C.) Inc. (British Columbia, Canada). All significant intercompany accounts and transactions have been eliminated.

     b)   Use of Estimates -

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

     c)   Equipment -

          Is stated at cost and are amortized on a straight-line basis over the estimated useful lives of the related assets as follows:

                  Computer equipment                                3 years
                  Furniture and office equipment                    5 years
                  Telecom equipment                                 2 years
                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                          Notes to Financial Statements
                                   (unaudited)
                    For the Six Months Ended August 31, 1999



     d)   Income Taxes

          The company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance in respect of amounts considered by management to be less likely than not of realization in future periods.

     e)   Goodwill -

          Goodwill is being amortized on a straight-line basis over 3 years.

     f)   Computation of Loss per share -

          Basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for that period excluding shares issued for nominal consideration and subject to performance criteria. Diluted loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental common shares issuable upon exercise of convertible securities. As at August 31, 1999, there were no dilutive potential common shares and therefore the dilutive loss per share is equivalent to the basic loss per share.

     g)   Foreign Currency Translation -

          Assets and liabilities of integrated foreign subsidiary operations and foreign currency denominated assets and liabilities of Canadian operations are translated into United States dollars at exchange rates prevailing at the balance sheet date for monetary items and at exchange rates prevailing at the transaction date for non-monetary items. The foreign subsidiary operates in Canadian currency. Revenues and expenses, except amortization, are translated at the average exchange rates for the year. Amortization is translated at the same rate as the related assets.

          Foreign exchange gains or losses on monetary assets and liabilities are included in operations.

     h)   Revenue Recognition -

          Revenue for the provision of telecom services is recorded upon the delivery of the services.

                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                          Notes to Financial Statements
                                   (unaudited)
                    For the Six Months Ended August 31, 1999



3.    Equipment:
                                                                                   Accumulated         Net Book
                                                                 Cost             Amortization          Value
------------------------------------------------------------------------------------------------------------------
      Computer equipment                                        $ 15,777            $  2,510          $ 13,267
      Furniture and office equipment                              50,924               5,020            45,904
      Telecom equipment                                            1,028                 257               771
------------------------------------------------------------------------------------------------------------------
                                                                $ 67,729            $  7,787          $ 59,942
------------------------------------------------------------------------------------------------------------------


4.    Share Stock:

a)     Issued -  Common stock                                                                              Number
                                                                                     of Shares               $
------------------------------------------------------------------------------------------------------------------
           Shares issued for cash on incorporation, December 11, 1997                  300,113        $   5,000
           Shares issued for cash, January 12, 1998                                    800,000              400
           Other, December 26, 1997                                                     35,091              175
           Shares issued for investment subsequently returned,
                January 15, 1998                                                       198,400               99
------------------------------------------------------------------------------------------------------------------
           Balance, February 28, 1998                                                1,333,604            5,674
           Shares issued to acquire the capital stock of
                  Aquasol Technologies Inc., June 26, 1998                             416,000                -
           Shares returned to treasury                                                (204,000)               -
           Cancellation of shares related to investment                               (198,400)             (99)
------------------------------------------------------------------------------------------------------------------
           Balance, February 28, 1999                                                1,347,204            5,575
           Shares issued for cash, net of issue costs of $1,559, April 1, 1999       1,903,500          433,507
           Shares issued for services rendered, March 25, 1999                       2,140,000           52,090
           Shares issued for capital assets, May 20, 1999                               22,259           44,518
------------------------------------------------------------------------------------------------------------------
           Balance, August 31, 1999                                                  5,412,963       $  535,690
------------------------------------------------------------------------------------------------------------------






                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                          Notes to Financial Statements
                                   (unaudited)
                    For the Six Months Ended August 31, 1999



b)    Issued -  Preferred stock, Series A convertible                                    Number
                                                                                        of Shares           $
-------------------------------------------------------------------------------------------------------------------
           Shares issued to acquire the capital stock of iLink
             Telecom (B.C.) Inc., March 31, 1999                                           145         $145,000

-------------------------------------------------------------------------------------------------------------------
           Balance, August 31, 1999                                                        145         $145,000
-------------------------------------------------------------------------------------------------------------------



c) On February 26, 1999 the company entered into an agreement to purchase all the issued and outstanding shares of iLink Telecom, (B.C.) Inc. The consideration comprised 145 preferred shares which were issued March 31, 1999. The 145 preferred shares are designated as Series A Convertible Preferred Stock with the following rights and restrictions: The shares are entitled to $1,000 per share upon liquidation, dissolution or winding up of the Company. In addition, the shares will be converted into common stock five days after the effective date of a registration statement covering the common stock of the Company to be issued upon the conversion of the Series A Convertible Preferred Stock. The conversion rate for each preferred share is $1,000 divided by 75% of the average market price of the common stock for the five trading days immediately preceding the conversion date. [See Note8(b)]

     In recognition of this beneficial conversion feature the Company has recognized an imputed dividend of approximately $48,000. The beneficial conversion feature will result in additional accretion to preferred stock over the period to expected conversion.

d) During the six month period ended August 31, 1999, the Company issued 2,140,000 common shares to certain officers and employees and consultants for services to be rendered. These shares are subject to vesting agreements which provide that the shares be held by the Company undelivered and released upon the achievement of milestones as set out in the vesting agreements. In the event the milestones are not met within a specified period or that the individual ceases to be an employee of the Company, any shares not released at such time will be forfeited to the Company. As a result of the vesting provisions, the Company has recorded the issuance of the shares at nominal value equal to their par value. In the event that it becomes probable that these shares will be earned the Company will record compensation expense at each financial statement date over the period services are performed based on the difference between the nominal consideration received and quoted market price of the Company's stock.

     The Company vested 50,000 common shares to a consultant upon a milestone being reached by the Company on June 3, 1999 as per the Vesting Agreement dated March 25, 1999. A compensation expense of $49,950 was recorded using the cash per share price of the most recent private placement, valued at $1.00 per share.

e) During the three month period ended May 31, 1999 the Company issued 22,259 common shares in exchange for fixed assets. The fair market value of the assets acquired has been determined to be $44,518.

f) During the six month period ended August 31, 1999, the Company established a stock option plan pursuant to which options to acquire a maximum of 500,000 common shares may be granted. The Company granted options to employees to acquire 23,000 common shares at an exercise price of $5.25 on June 9, 1999, exercisable up to and including June 9, 2000.

                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                          Notes to Financial Statements
                                   (unaudited)
                    For the Six Months Ended August 31, 1999


     5.   Commitments:

      a) The Company entered into an agreement for consulting services, dated May 14, 1999 for a term of six weeks beginning May 15, 1999 to June 30, 1999. As of August 31, 1999, included in accounts payable is an amount of $15,000 relating to this agreement.

      b) The Company received a loan in the amount of $100,000 from PTN Ltd., a shareholder of the company. The term of the loan is one year, payable by July 22, 2000 at an interest rate of 8.5%.

      c) The Company took assignment and assumed all right and obligations of a lease for office premises effective June 1, 1999 with the minimum lease payments and share of operating costs as follows:

               2000                                              $  80,434
               2001                                                107,246
               2002                                                107,246
               2003                                                 35,748


           The  company  also  took   assignment  and  assumed  all  rights  and
           obligations of other leases for office premises effective February 1, 1999 and April 30, 1999 with minimum lease payments as follows:

              2000                                              $  10,191
              2001                                                    924

      d) Entered into an agreement for consulting services pursuant to which the Company agreed to pay $5,000 CDN per month for the initial twelve month term of the agreement, commencing March 1, 1999.


      e) Entered into an agreement with a company controlled by a Director for consulting services pursuant to which the Company agreed to pay $5,000 per month for the five year term of the agreement, commencing April 1, 1999.


6.    Major Customers and Suppliers:

     a) The Company earns its revenue from one customer. As at August 31, 1999, the aggregate accounts receivable balance relating to this customer was $nil [February 28, 1999 - $nil].

     b) The Company currently has four main equipment suppliers. However, the Company believes that other suppliers could provide the required components on comparable terms. A change in supplier, however, could cause a delay in the ability of the company to provide its service and could result in possible lost revenue.

                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                          Notes to Financial Statements
                                   (unaudited)
                     For the Six Months Ended August 31, 1999


7.   Uncertainty Due to the Year 2000 Issue:

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

8.   Subsequent Events:

     (a) Subsequent to the six months ended August 31, 1999, the Company intends on entering into an agreement to provide IVR services for a one year renewable term to a new customer beginning in October 1999.

     (b) The Company authorized a Share Exchange Agreement on September 30, 1999 to exchange the 145 shares of Series A Convertible Preferred Stock issued to ABDE Holdings Ltd. to 96,666 shares of Common stock valued at $1.50 per share, which shares are fully paid and non-assessable.

                          INDEPENDENT AUDITORS' REPORT



To the Shareholders of
iLink Telecom Inc.

We have audited the accompanying consolidated balance sheets of iLink Telecom Inc. (a development stage enterprise) as of February 28, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended February 28, 1999, and for each of the periods from December 10, 1997 (date of incorporation) to February 28, 1999 and February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iLink Telecom Inc. at February 28, 1999 and 1998 and the results of its operations and its cash flows for the year ended February 28, 1999 and for each of the periods from December 10, 1997 (date of incorporation) to February 28, 1999 and February 28, 1998, in conformity with accounting principles generally accepted in the United States.




Vancouver, Canada,                                   ERNST & YOUNG  LLP
April 16, 1999.                                      Chartered Accountants
iLink Telecom Inc.
(A development stage enterprise)


                                            CONSOLIDATED BALANCE SHEETS

As at February 28



                                                                          1999              1998
                                                                            $                 $
--------------------------------------------------------------------------------------------------

ASSETS
Current
Other assets                                                                --                274
--------------------------------------------------------------------------------------------------
Total current assets                                                        --                274
--------------------------------------------------------------------------------------------------
Equipment [note 4]                                                      15,254                 --
Goodwill [note 3]                                                      138,746                 --
--------------------------------------------------------------------------------------------------
                                                                       154,000                274
--------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current
Accrued liabilities                                                     27,139                 --
--------------------------------------------------------------------------------------------------
Total current liabilities                                               27,139                 --
--------------------------------------------------------------------------------------------------

Stockholders' equity Share capital - [note 5]
Common stock - $0.001 par value
   25,000,000 authorized, 1,347,204 [1998 - 1,333,604]                   1,347              1,333
   issued and outstanding
Additional paid in capital                                               4,228              4,341
Preferred stock to be issued [notes 3 and 6]                           145,000                 --
Deficit accumulated in the development stage                           (23,714)            (5,400)
--------------------------------------------------------------------------------------------------
Total stockholders' equity                                             126,861                274
--------------------------------------------------------------------------------------------------
                                                                       154,000                274
==================================================================================================



See accompanying notes
iLink Telecom Inc.
(A development stage enterprise)

                                       CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                              Period from          Period from
                                                                           December 10, 1997    December 10, 1997
                                                               Year            (date of            (date of
                                                              ended        incorporation) to    incorporation) to
                                                           February 28,      February 28,         February 28,
                                                               1999              1998                 1999
                                                                $                  $                    $
------------------------------------------------------------------------------------------------------------------

EXPENSES
General and administrative                                       --              5,400              5,400
Writedown of investment [note 3]                                175                 --                175
Consulting fees                                               8,139                 --              8,139
Professional fees                                            10,000                 --             10,000
------------------------------------------------------------------------------------------------------------------
Loss for period                                             (18,314)            (5,400)           (23,714)

Deficit beginning of period                                  (5,400)                --                 --
------------------------------------------------------------------------------------------------------------------
Deficit end of period                                       (23,714)            (5,400)           (23,714)
------------------------------------------------------------------------------------------------------------------

Basic and fully diluted loss per share [note 5[c]]           (0.01)              (0.01)
------------------------------------------------------------------------------------------------------------------



See accompanying notes
iLink Telecom Inc.
(A development stage enterprise)

                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY



                                                 Common stock                                            Deficit
                                                 ------------            Additional                   accumulated
                                            Number                        paid in       Shares to   in the development
                                          of shares         Amount        capital       be issued         stage           Total
                                               #               $              $              $               $               $
-----------------------------------------------------------------------------------------------------------------------------------

Issuance of common stock [note 5[b]]    1,333,604           1,333           4,341            --             --             5,674
Loss                                           --              --              --            --         (5,400)           (5,400)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, February 28, 1998              1,333,604           1,333           4,341                       (5,400)              274

Issuance of common stock [notes 1
 and 3]                                   416,000             416            (416)                                            --
Shares returned to treasury
 [note 5(b)]                             (204,000)           (204)            204                                             --
Cancellation of shares [note 3]          (198,400)           (198)             99                                            (99)
Preferred stock to be issued                                                            145,000                          145,000
Loss                                                                                                   (18,314)          (18,314)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, February 28, 1999              1,347,204           1,347           4,228       145,000        (23,714)          126,861
-----------------------------------------------------------------------------------------------------------------------------------

iLink Telecom Inc.
(A development stage enterprise)

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                         Period from       Period from
                                                                        December 10,    December 10, 1997
                                                          Year          1997 (date of        (date of
                                                         ended         incorporation)   incorporation) to
                                                      February 28,     to February 28,     February 28,
                                                          1999              1998               1999
                                                           $                  $                 $
------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Loss                                                   (18,314)            (5,400)          (23,714)
Adjustments to reconcile net loss to net cash used
in operating activities:
   Writedown of investment                                 175                 --               175
Changes in operating assets and liabilities:
   Accrued liabilities                                  18,139                 --            18,139
------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                       --             (5,400)           (5,400)
------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Proceeds from capital contributions                         --              5,400             5,400
------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                   --              5,400             5,400
------------------------------------------------------------------------------------------------------------

Net change in cash during the period and cash,
   end of period                                            --                 --                --
------------------------------------------------------------------------------------------------------------

See accompanying notes


iLink Telecom Inc.
(A development stage enterprise)

                                           NOTES TO FINANCIAL STATEMENTS


February 28, 1999 and 1998



1. FORMATION AND BUSINESS OF THE COMPANY

iLink Telecom Inc. ("Company") was incorporated on December 10, 1997 under the name of Aquasol Inc. pursuant to the laws of Colorado and on January 9, 1998 changed its domicile to Delaware. On July 14, 1998 the Company merged with Aquasol Technologies Inc., a Nevada corporation with nominal net assets, resulting in a change in its domicile to Nevada. On February 26, 1999, the Company acquired all of the issued and outstanding common stock of 579782 B.C. Ltd. and subsequently changed the name of this subsidiary to iLink Telecom (B.C.) Inc.

The Company is engaged in the development of the business of providing automated call-processing services including pre-paid call processing, auditotex and passive inbound automated tele-surveys. The Company is a development stage enterprise and anticipates obtaining working capital to fund the continuing development of its business through equity financings.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, iLink Telecom (B.C.) Inc. (British Columbia, Canada). All significant intercompany accounts and transactions have been eliminated.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Equipment

Equipment is stated at cost and is being depreciated on a straight-line basis over the estimated useful lives of the related assets as follows:

         Telecom equipment                                        2 years
         Computer equipment                                       3 years
         Furniture and office equipment                           5 years

Depreciation will commence on March 1, 1999.

iLink Telecom Inc.
(A development stage enterprise)

                                           NOTES TO FINANCIAL STATEMENTS


February 28, 1999 and 1998




2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance in respect of amounts considered by management to be less likely than not of realization in future periods.

Goodwill

Goodwill is being amortized on a straight-line basis over 3 years commencing March 1, 1999.

Computation of loss

Basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for that period. Diluted loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental common shares issuable upon exercise of convertible securities. As at February 28, 1999, there were no dilutive potential common shares and therefore the dilutive loss per share is equivalent to the basic loss per share.


3. ACQUISITIONS

   i) Pursuant to the terms of a share purchase agreement dated February 26, 1999 between the Company and ABDE Holdings Ltd., a British Columbia company, the Company acquired all of the issued and outstanding share capital of iLink Telecom (B.C.) Inc., formerly 579782 B.C. Ltd., for the following consideration:

                                                                   $
        -----------------------------------------------------------------------

        Purchase price                                                  145,000
        -----------------------------------------------------------------------

        Consideration to be given:
        Preferred Stock                                                 145,000
        -----------------------------------------------------------------------
                                                                        145,000
        -----------------------------------------------------------------------

The Preferred Stock was issued subsequent to the year end [see note 6].

iLink Telecom Inc.
(A development stage enterprise)

                                           NOTES TO FINANCIAL STATEMENTS


February 28, 1999 and 1998





3. BUSINESS ACQUISITIONS (cont'd)

The acquisition has been accounted for using the purchase method of accounting and the purchase price has been allocated according to the estimated fair values of the assets and liabilities of 579782 B.C. Ltd. as follows:


                                                                          $
-------------------------------------------------------------------------------

Working capital deficiency                                              (9,000)
Equipment                                                               15,254
Goodwill                                                               138,746
-------------------------------------------------------------------------------
                                                                       145,000
-------------------------------------------------------------------------------

     ii) On July 14, 1998, the Company merged with Aquasol Technologies Inc. a Nevada corporation ("Aquasol") with nominal net assets. Pursuant to the merger, the shareholders of each of the merging companies received one common share of the merged company for each common share previously held. Accordingly, the shareholders of the Company received 1,333,491 common shares and the shareholders of Aquasol received 416,000 common shares. One of the former shareholders of Aquasol owned approximately 51% of its outstanding common shares and also controlled approximately 80% of the Company. Accordingly, this transaction has been accounted for as the acquisition of the minority shareholders of Aquasol. As Aquasol had no net assets, the merger had no impact on the assets or liabilities of the Company.

     iii) During the year ended February 28, 1998, the Company issued 35,091 shares of its common stock in exchange for 175,456 Series I common shares of STB Corp., a corporation with nominal net assets. In December 1998, STB Corp. was dissolved and accordingly the nominal value assigned to the acquisition of $175 was written off.

     iv) On January 15, 1998, the Company acquired 100% of the outstanding shares of Noralta Technologies Corp. ("Noralta") for 198,400 common shares from treasury. On February 3, 1999, the Company and the former Noralta shareholders agreed to rescind the transaction.

iLink Telecom Inc.
(A development stage enterprise)

                                           NOTES TO FINANCIAL STATEMENTS


February 28, 1999 and 1998



4. EQUIPMENT


                                                                       1999              1998
                                                                       Cost              Cost
                                                                         $                 $
--------------------------------------------------------------------------------------------------

Telecom equipment                                                      1,028               --
Computer equipment                                                     8,191               --
Furniture and office equipment                                         6,035               --
--------------------------------------------------------------------------------------------------
                                                                      15,254                --
--------------------------------------------------------------------------------------------------



5. SHARE STOCK

[a]  Authorized

     Holders of the Common Stock are entitled to one vote per share and to share equally in any dividends declared and distributions in liquidation.

[b]  Issued


                                                                    # of Shares              $
     ---------------------------------------------------------------------------------------------

     Shares issued for cash on incorporation                           300,113             5,000
     Shares issued for cash                                            800,000               400
     Other                                                              35,091               175
     Shares issued for investment subsequently                         198,400                99
        returned [note 3]
     ---------------------------------------------------------------------------------------------
     Balance, February 28, 1998                                      1,333,604             5,674
     ---------------------------------------------------------------------------------------------

     Shares issued to acquire the capital stock of Aquasol
        Technologies Inc. [notes 1 and 3]                              416,000                --
     Shares returned to treasury                                      (204,000)               --
     Cancellation of shares related to investment [note 3]            (198,400)              (99)
     ---------------------------------------------------------------------------------------------
     Balance, February 28, 1999                                      1,347,204             5,575
     ---------------------------------------------------------------------------------------------


     On February 3, 1999, the Company consolidated its share capital by way of a reverse stock split on the basis of one new common share for each five old common shares. In addition concurrent with the merger referred to in note 1, the Company changed the par value of its common shares from $0.0001 to $0.001.

iLink Telecom Inc.
(A development stage enterprise)

                                           NOTES TO FINANCIAL STATEMENTS


February 28, 1999 and 1998




5. SHARE STOCK (cont'd)

     All   outstanding   shares  in  these   financial   statements   have  been
     retroactively adjusted to reflect this share consolidation and change in par value.

[c] The basic and diluted loss per share for the periods is based on the following:

                                                                                    December 10, 1997
                                                                                       (date of
                                                               March 1, 1998 to       incorporation)
                                                                 February 28,        to February 28,
                                                                    1999                  1998
                                                                      $                     $
----------------------------------------------------------------------------------------------------

Net loss for the period                                            (18,314)             (5,400)

Weighted average number of common shares used in computation
   adjusted for the reverse consolidation of stock 5:1)          1,480,870             911,634

Basic and fully diluted loss per share                               (0.01)              (0.01)
----------------------------------------------------------------------------------------------------



6. SUBSEQUENT EVENTS

Subsequent to the year end, the Company:

   i) issued, pursuant to three private placements, 250,000 common shares for gross proceeds of $12,500, 1,300,000 common shares for gross proceeds of $65,000 and 353,500 common shares for gross proceeds of $353,500.


  ii) entered into an agreement for financial consulting services pursuant to which the Company agreed to pay $12,500 upon execution of the agreement, $5,000 per month for the initial twelve month term of the agreement and issue 300,000 common shares.


 iii) amended the authorized capital to include 5,000,000 preferred shares, non-voting with a par value of $.001 per share, issuable in series. 145 preferred shares were designated as Series A Convertible Preferred Stock with the following rights and restrictions:

iLink Telecom Inc.
(A development stage enterprise)

                                           NOTES TO FINANCIAL STATEMENTS


February 28, 1999 and 1998




6. SUBSEQUENT EVENTS (cont'd)



     The shares are entitled to $1,000 per share upon liquidation, dissolution or winding up of the Company. In addition, the shares will be converted into common stock on the later of August 26, 1999 or five days after the effective date of a registration statement covering the common stock of the Company to be issued upon the conversion of the Series A Convertible Preferred Stock. The conversion rate for each preferred share is $1,000 divided by 75% of the average market price of the common stock for the five trading days immediately preceding the conversion date.


     The 145 Series A Convertible Preferred Stock was issued pursuant to the acquisition referred to in note 3.

     iv) issued 1,590,000 common shares to certain principals and employees for nominal consideration.